As filed with the Securities and Exchange Commission on August 23, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL REALTY AND MORTGAGE, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	5047	65-0439467
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Daqing Hi-Tech Industry Development Zone
Daqing, Heilongjiang, Post Code 163316
People’s Republic of China
86-459-604-6043
(Address and telephone number of Principal Executive Offices)

Daqing Hi-Tech Industry Development Zone
Daqing, Heilongjiang, Post Code 163316
People’s Republic of China
86-459-604-6043
(Name, address and telephone number of agent for service)

Please send a copy of all communications to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Telephone: (212) 930-9700
Fax: (212) 930-9725

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.001 per share	4,962,971 (1)	$0.020	$99,259.42	$3.05
Total	4,962,971	$0.020	$99,259.42	$3.05

(1)
Represents 4,962,971 shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of the Series B Convertible preferred stock by the selling stockholders.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the OTC Bulletin Board on August 20, 2007, which was $0.020 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED August 23, 2007

NATIONAL REALTY AND MORTGAGE, INC.

OTC Bulletin Board Trading symbol: NRMG

4,962,971 SHARES OF Common Stock

The selling stockholders may offer and sell from time to time up to an aggregate of 4,962,971 shares of our common stock that they may acquire upon conversion of Series B preferred stock. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, including limitation on the number of shares that may be issued upon conversion of the series A preferred stock or certain of the warrants, see “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $65,000.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. Our common stock is quoted on the OTC bulletin Board and trades under the symbol “NRMG”. The last reported sale price of our common stock on the OTC Bulletin Board on August 20, 2007, was $0.020 per share. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is     , 2007

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

As a result of the consummation of a reverse merger, discussed below, we are engaged in the business of designing, manufacturing and selling logistic transport systems and medicine dispensing systems and equipment. Our principal product is a pneumatic tube logistic transport system used in hospitals and other medical facilities. We recently developed an automatic medicine dispensing and packing system, which we introduced to the market in the second quarter of 2007 for use in hospitals and medical facilities.

Our customers are primarily hospitals and medical appliance companies in the People’s Republic of China (the “PRC”). As the market for pneumatic transport systems is still an emerging market, official data about the industry in general and competition in particular have not been readily available. Based on information we have collected from bids, the internet and other market intelligence, it is our estimate that among the hospitals that have adopted pneumatic transport systems in China, we were the supplier to the largest number of hospitals in 2005 and 2006. In 2005, we sold 1,105 units to 43 hospitals and medical facilities and recognized revenue of $5,047,365. In 2006, we sold 1,930 units to 65 hospitals and medical facilities and recognized revenue of $8,914,139. We sell our products both directly, through our sales employees, and indirectly, through 13 independent sales agents. Our sales network covers Beijing, Shanghai, Guangzhou and 11 other provinces in the PRC.

    We generate our revenues from sales in two product types: Type A workstations and Type B workstations, which have the same function and price but with different product designs. Having two types of workstations enables us to provide more options and flexibility to our customers to accommodate their aesthetic taste, space restrictions and other requirements.

About Us

We are a Nevada corporation which was formed on October 18, 1971. Prior to June 6, 2007, we were a shell company. On June 6, 2007, we consummated (i) a reverse merger transaction, in which we acquired control over an operating company in the PRC and (ii) a private sale of our restricted stock, in which we received an aggregate of $6.7 million of financing. Through these transactions, we ceased to be a shell company and, through our subsidiaries, entered into the business of manufacturing and selling logistic transport systems and medicine dispensing and system in the PRC.

On June 6, 2007, we acquired World Through Limited, a British Virgin Islands Corporation (WTL) through a share exchange transaction with WTL and Rise Elite International Limited (Rise Elite), a company incorporated under the laws of the British Virgin Islands and the owner of 100% of the outstanding voting stock of WTL (such shares, the “WTL Shares”; such transaction, the “Share Exchange”). In the Share Exchange, we received the WTL Shares from Rise Elite, and in exchange we issued and delivered to Rise Elite 210,886 shares of our newly-designated Series A convertible preferred stock each share of which is convertible into 60 shares of our common stock upon the consummation of the reverse stock split described below. The Share Exchange was effected pursuant to the terms of a Share Exchange Agreement among the us, WTL and Rise Elite. As a result of the consummation of the Share Exchange Agreement, we are no longer a shell company as that term is defined in Rule 12b-2 under the Securities Exchange Act, as amended.

Pursuant to the Share Exchange Agreement, we will be required to issue additional shares of our Series A Preferred to Rise Elite as a purchase price adjustment in the event we meet certain earnings targets in the fiscal year ending December 31, 2007. The following table summarizes the earnings targets stipulated in the Share Exchange Agreement and the additional shares we will be required to issue if such targets are met:

If Net Income for the Year Ended December 31, 2007 is		And Earnings per Share for the Year Ended December 31, 2007 is Greater Than or Equal to ≥	(1) Additional Series A Preferred Shares to be Delivered Will Be Equal to =
Greater Than or Equal to≥	But Less Than <
$7,000,000	$8,000,000	$0.37	50,000
$8,000,000	$9,000000	$0.42	100,000
$9,000,000		$0.48	166,667

(1) If, as of December 31, 2007, the Series A Preferred has already been converted into our common stock, then for every share of Series A Preferred that we would otherwise have delivered to Rise Elite, we will deliver to Rise Elite 60 shares of our common stock.

On June 28, 2007, the holders of the majority our Common Stock and Series A Convertible Preferred Stock, approved, by written consent an amendment to our Articles of Incorporation which shall become effective upon its filing with the Office of the Secretary of State of Nevada, which will not occur until at least 20 days after the date of the Information Statement, which we filed with the Securities and Exchange Commission on July 27, 2007, is mailed to our shareholders, and will provide for the following:

•	Our name will be changed to Sunway Global Inc.

•	Our Board of Directors will be authorized to effect a 1 for 86.3035 reverse stock split

•	Our Class A Common Stock will be cancelled and all references to our Class A Common Stock in our Articles of Incorporation will be eliminated

WTL owns all of the stock of Sunway World Through Technology (Daqing) Co., Ltd. (SWT), a company organized under the laws of the PRC. SWT has a series of contracts with Daqing Sunway Technology Co., Ltd. (Sunway), a company organized under the laws of the PRC, which give it control over Sunway’s business, personnel and finances as if it were a wholly owned subsidiary of SWT. Sunway cannot be a wholly owned subsidiary of SWT at this time (i) because of substantial uncertainty with respect to new PRC laws which became effective on September 8, 2006 governing share exchanges with a foreign entity and (ii) because other than by share exchange, PRC law requires that Sunway be acquired for cash. WTL was not able to raise sufficient financing to pay the full value for Sunway’s shares or assets in cash.

Sunway is in the business of designing, manufacturing and selling logistic transport systems and medicine dispensing systems and equipment. Its principal product is a pneumatic tube logistic transport system which is principally used by hospitals and other medical facilities.

Throughout this prospectus, and unless the context otherwise requires, “we," "our" and "us" refers collectively to National Realty and Mortgage, Inc. and its subsidiaries, WTL and SWT, as well as Sunway.

Unless otherwise noted, all currency figures in this prospectus are in U.S.dollars. References to "Yuan" or "RMB" are to the Chinese Yuan, which is also known as the Renminbi.

On June 5, 2007, we entered into a securities purchase agreement (the “Shell Purchase Agreement”) with Vision Opportunity Maser Fund, Ltd. (Vision), Rise Elite, our then-current directors Richard Astrom and Christopher Astrom, and the holders of our outstanding convertible debentures. Pursuant to the terms of the Shell Purchase Agreement, Rise Elite and Vision together paid a total of $675,000 in cash, and in exchange (i) Rise Elite acquired the right to nominate all members of our Board of Directors, and (ii) Vision acquired our outstanding convertible debentures, payable by us in the amount of $199,202, from its holders (the “Shell Purchase”). In addition, the holders of our Company’s outstanding Series A Common Stock agreed that such shares would be cancelled.

Issuance of Securities to the Selling Stockholders

Series B Convertible Preferred Stock Purchase Agreement (the “Preferred B Agreement”)

Under the Preferred B Agreement, on June 6, 2007, for a total purchase price of $6.7 million, we sold to Vision Opportunity Master Fund, Ltd. (Vision) and Columbia China Capital Group, Inc. (Columbia) a total of 165,432 shares of our newly-designated Series B Convertible Preferred Stock (our “Series B Preferred”). Subject to certain restrictions, each share of Series B Preferred is convertible, at the option of the holder, into 30 shares of our common stock at any time after the Reverse Split. In total, the Series B preferred are convertible into 4,962,971 shares of our common stock and will represent, when fully converted, approximately 26.3% of our outstanding common stock at that time after giving effect to the Reverse Split. Pursuant to the Certificate of Designation of the Series B Preferred, no holder of Series B Preferred may convert shares of Series B Preferred if such conversion would result in the holder beneficially owning in excess of 9.9% of our then issued and outstanding common stock. The Certificate of Designation provides, however, such conversion restrictions may be waived by holders of Series B Preferred by providing us with 61 days notice of their intent to waive such restrictions. We entered into a registration rights agreement with Vision and Columbia pursuant to which we agreed to file with the SEC and maintain the effectiveness of a registration statement, on Form SB-2, for our common shares issued upon conversion of our Series B Preferred.

The Preferred B Agreement also calls for us to obtain the listing of our common stock on the Nasdaq market or the American Stock Exchange by December 31, 2008. If we fail to obtain this listing by that time, Rise Elite will be required to transfer a total of one million shares of our common stock to the holders of the Series B Preferred as a penalty (the “Listing Penalty Shares”).

Pursuant to the terms of the Preferred B Agreement, we also issued to Vision and Columbia five series of warrants, Series A, B, J, C and D. Pursuant to the Registration Rights Agreement dated June 5, 2007, we were not required to register any of the shares underlying the Series A,B,J,C and D warrants on this Registration Statement. Pursuant to the terms of the Series A, B, J, C and D warrants, Vision and Columbia are contractually prohibited from exercising the Series A, B, J, C and D warrants if the number of shares of our common stock to be issued pursuant to such exercise would cause Vision or Columbia to hold in excess of 9.9% of our then issued and outstanding shares of common stock. Vision and Columbia are permitted to waive such restrictions on exercise upon providing us sixty-one (61) days notice. The following table summarizes the number of shares underlying the Series A,B,J,C and D warrants, their respective exercise prices and their respective expiration dates:

Series	Underlying No. of Shares(2)	Exercise Price	Expiration Date
A	4,962,963	$1.76	June 5, 2012
B	2,481,481	$2.30	June 5, 2012
J	4,496,644	$1.49	June 5, 2008
C (1)	4,962,963	$1.94	June 5, 2012
D (1)	2,248,322	$2.53	June 5, 2012

(1)	The Series C and D warrants are exercisable only upon the exercise of the Series J warrants.

(2)
Represents total amount of shares that may be issued as a result of exercise of the warrants. Pursuant to the terms of the Series A, B, J, C and D warrants, however, Vision and Columbia are contractually prohibited from exercising the Series A, B, J, C and D warrants if the number of shares of our common stock to be issued pursuant to such exercise would cause Vision or Columbia to hold in excess of 9.9% of our then issued and outstanding shares of common stock. Vision and Columbia are permitted to waive such restrictions on exercise upon providing us sixty-one (61) days notice.

Prior to June 1, 2007, we had two officers and directors: Richard Astrom, who served as Director, President and Chief Executive Officer, and Christopher Astrom, who served as Director, Vice President, Secretary and Chief Financial Officer. Under the terms of the Shell Purchase Agreement, we agreed to appoint Rise Elite’s appointees to our board of directors, and our then-current directors agreed to resign their positions as directors and officers. On June 1, 2007, (i) both Richard Astrom and Christopher Astrom resigned from all officer positions with us, (ii) Christopher Astrom resigned from our board of directors, and (iii) Richard Astrom resigned from our board of directors effective ten days after the filing and dissemination of an information statement on Schedule 14f-1 regarding the change of directors. We filed the information statement with the SEC on June 4 and disseminated it to our shareholders on June 8, 2007. Immediately following the resignations of Richard Astrom and Christopher Astrom, (i) Mr. Liu Bo, an appointee of Rise Elite, was appointed to our board of directors and made President and Chief Executive Officer of the Company effective immediately, (ii) Mr. David Wang, an appointee of Rise Elite, was made Secretary and Chief Financial Officer of the Company effective immediately, and (iii) Mr. Liang Deli, an appointee of Rise Elite, was appointed to our board of directors effective upon the effectiveness of the resignation from the board of directors of Richard Astrom.

Rise Elite’s appointees, Liu Bo, David Wang and Liang Deli, serve as officers and directors of Rise Elite, as well as of WTL and Sunway.

THE OFFERING

Common Stock Offered:	The selling shareholders are offering a total of 4,962,971 shares of common stock which are issuable upon the conversion of our Series B Preferred.

Outstanding Shares of Common Stock:	19,207,455

Common Stock to be Outstanding after Conversion of Series B Preferred Stock:	24,170,418

RISK FACTORS

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

Risks Related to Our Business

We operate in an emerging industry and an unsettled market.

The automated material transport system and medication distribution industries in which we operate in the PRC are in an early stage of development. While we believe that the potential advantages of this situation, including a strong potential for growth, are significant, there are also related risks. In a rapidly-growing market, our competitors could develop new technologies or new variations of existing technologies that could gain popularity quickly. While we believe that we understand the needs and preferences of our potential customers, especially hospitals, for the kinds of systems we produce, these needs and preferences could change in ways that our competitors anticipate or adapt to more rapidly than we do. While we believe that our relatively large customer base is one of our strengths, in a rapidly growing market, our industry could gain so many new customers that the number of our existing customers could become insignificant. If any of these risks materialize, our competitive position, results of operations and financial condition could be significantly impaired.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We commenced our current line of business operations in recent years. Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues have grown rapidly since inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	raise adequate capital for expansion and operations;

•	implement our business model and strategy and adapt and modify them as needed;

•	increase awareness of our brands, protect our reputation and develop customer loyalty;

•	manage our expanding operations and service offerings, including the integration of any future acquisitions;

•	maintain adequate control of our expenses;

•
anticipate and adapt to changing conditions in the transport and distribution systems markets in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Our failure to compete effectively may adversely affect our ability to generate revenue.

We compete primarily on the basis of our price advantage, cost advantage, our technology and product features that are specifically designed for the PRC market, our extensive after-sales service coverage and such after-sales services being easily accessible to our clients. These competitive advantages are in part based on our being a local manufacturer while our competitors are generally distributors of foreign products with much higher costs and less accessible after-sales services. There can be no assurance that we will maintain these advantages in the future. Our foreign competitors may establish manufacturing capabilities in the PRC to lower their costs and improve accessibility of after-sales services. Our local competitors may gain larger market share and reduce their costs by taking advantage of economies of scale. Developments of this kind could have a material adverse effect on our business, results of operations and financial condition. Further, our business requires large amounts of working capital to fund our operations. Our competitors may have better resources and better strategies to raise capital which could also have a material adverse effect on our business, results of operations or financial condition.

We rely on sales to a single kind of customer in a single industry. Our long-term growth may be impaired if we are unable to expand our customer base beyond the hospital industry.

Nearly all of our sales are made to hospitals and medical facilities in the PRC. If the medical industry in the PRC shrinks or loses steam, our customer base and potential customers will have fewer resources for the purchase of our products, and our business, results of operations and financial condition could be adversely affected.

Although we intend to expand our business to make products that will be used by customers in other industries, there is no guarantee that we will succeed. If we are unable to expand beyond the hospital industry, our long-term growth could fall short of expectations.

If we are unable to fund our capital requirements for research and development, our growth and profitability may be adversely affected.

Pneumatic tube transport systems and medicine dispensing systems are the only two products from which we generate or expect to generate substantial revenues. Both of our product lines are designed for use in hospitals and medical facilities. Our long-term growth and profitability could depend on our ability to expand beyond the medical industry. This expansion may require us to make substantial and long-term investments in research and development to develop new products or new features for our existing products. If we are unable to fund such research and development efforts, our long-term market potential, income and financial condition could be impaired.

We do not have written contracts with our suppliers and could be hurt by a change in the market for our supplies.

We have at least two suppliers for most of the principal supplies used in the manufacture of our products, including composite panels, aluminum frames, micro processors and other IC chips, power supplies, fans, U-PVC tubes and equipment chassis. The suppliers of these supplies are PRC companies. We purchase LCD panels from one supplier only, Truly Semiconductors Limited, a Japanese manufacturer. Although we believe that our supplies are generally available in the market and that we are not at great risk of disruption to these supply chains, there can be no guarantee that the markets for these supplies will not be disrupted, for business or economic reasons relating to a particular manufacturing sector, or for economic or political reasons affecting the PRC more generally.

We are responsible for the indemnification of our officers and directors.

Our bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against costs and expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

We may not be able to effectively protect our proprietary technology and other intellectual property, which could harm our business and competitive position.

We have 13 patents on proprietary technology used in the manufacture of our products. We also have a registered software program and two registered trademarks. Our success depends in part on our ability to protect our proprietary technologies. Although we believe we are protected from intellectual property infringement both by our patents and by the complexity of our designs, which we believe makes them difficult to copy, we cannot assure you that we will be able to effectively protect our technology, or that our current or potential competitors do not have, or will not obtain or develop, similar technology.

We also rely on trade secrets, non-patented proprietary expertise and continuing technological innovation that we seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached and there may not be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Moreover, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors. If patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to these products.

Implementation of PRC intellectual property-related laws has historically been problematic, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

We use our own patented proprietary technology in manufacturing our products. However, as litigation becomes more common in China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims brought by others. The outcome of claims relating to our logistic transport systems could involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards, to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing the manufacture and sale of our products. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, the manufacture of our products does not require us to comply with PRC environmental laws other than PRC environmental laws of general applicability. It has not been alleged that we have violated any current environmental regulations by PRC government officials; however, there can be no assurance that the Chinese government will not amend its current environmental protection laws and regulations. Our business and operating results could be materially and adversely affected if we were to increase expenditures in order to comply with environmental regulations affecting our operations.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our President and Chief Executive Officer, Mr. Bo Liu; our Chief Financial Officer and Mr. David Wang. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

We do not presently maintain product liability insurance, and our property equipment insurance does not cover their full value, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. While product liability lawsuits in the PRC are rare and we have never experienced significant failures of our products, we cannot assure you that we would not face liability in the event of the failure of any of our products. We do not carry any property insurance to cover our real property or manufacturing equipment , nor do we have other insurance such as business liability or disruption insurance coverage for our operations in the PRC .

We do not maintain a reserve fund for warranty or defective equipment claims. Our costs could substantially increase if we experience a significant number of warranty claims.

We provide a standard 12-month product warranty to our customers. During the warranty period, we replace defective products for our customers without charge. We have not established any reserve funds for potential warranty claims because historically, we have received a very limited number of warranty claims and the costs associated with the warranties have been low. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, our financial condition and results of operations could be materially affected.

Risks Related to Doing Business in the PRC .

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. Additionally, if the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	to the extent that we use the Internet for marketing and providing information on our products and services, requiring that we discontinue any portion or all of our Internet related business.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

SWT is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than our investments in our subsidiaries. As a result of our holding company structure, we rely primarily on dividends payments from our subsidiary in China. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiary and affiliated entity in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Governmental control of currency conversion may affect the value of your investment .” Furthermore, if our subsidiary or affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we are unable to receive all of the revenues from our operations through contractual or dividend arrangements, we may be unable to pay dividends on our common stock even if we wish to pay dividends.

If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

Under the PRC’s current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect dividends paid to stockholders outside of the PRC. However, if the foregoing exemption is removed, we may be required to deduct certain amounts from any dividends we pay to our stockholders.

Governmental control of currency conversion may affect the value of your investment.

    The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Price controls may affect both our revenues and net income.

The laws of the PRC provide for the government to fix and adjust prices. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our sales will be limited and, unless there is also price control on the products that we purchase from our suppliers, we may face no limitation on our costs. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been making a transition to a more market-oriented economy, although the government imposes price controls on certain products and in certain industries. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (the “OECD”), an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the level of state-owned enterprises in the PRC, as well as the level of governmental control over the allocation of resources is greater than in most of the countries belonging to the OECD;

•	the level of capital reinvestment is lower in the PRC than in other countries that are members of the OECD;

•	the government of the PRC has a greater involvement in general in the economy and the economic structure of industries within the PRC than other countries belonging to the OECD;

•	the government of the PRC imposes price controls on certain products and our products may become subject to additional price controls; and

•
the PRC has various impediments in place that make it difficult for foreign firms to obtain local currency, as opposed to other countries belonging to the OECD where exchange of currencies is generally free from restriction.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of the OECD member countries.

If we are not able to protect our intellectual property rights, our business may be impaired.

Our intellectual property relates to our know-how in developing our products. The protection of intellectual property rights in the PRC is weak, and we cannot give any assurance that we will be able to protect our intellectual property rights. To the extent that our business is dependent upon intellectual property, our ability to generate revenue from these products, would be severely impaired if we are not able to protect our rights in these products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of our revenue is derived, could have an adverse effect on our operations. Our operations may be adversely impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the economy of the PRC

Because our principal assets are located outside of the United States and nearly all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and some directors in the U.S. or to enforce U.S. Court Judgment against us or them in the PRC.

Both of our directors and both of our officers reside outside of the United States. In addition, Sunway, which functions as our operating subsidiary, is located in the PRC and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

We may have limited legal recourse under Chinese law if disputes arise under contracts with third parties.

Almost all of our agreements with our employees and third parties, including our supplier and customers, are governed by the laws of the PRC. The legal system in the PRC is a civil law system based on written statutes. Unlike common law systems, such as we have in the United States, it is a system in which decided legal cases have little precedential value. The government of the PRC has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction under Chinese law are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. Since our products are used for the transportation and storage of CNG and chemicals, any damage caused by the failure or alleged failure of our products could result in substantial damages, and if the nature or amount of any uninsured loss is significant, we may be unable to continue in business

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If the United States imposes trade sanctions on the PRC due to its currency, export or other policies, our ability to succeed in the international markets may be diminished.

The PRC currently “pegs” its currency to a basket of currencies, including United States dollar. This means that each unit of Chinese currency has a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. This policy is currently under review by policy makers in the United States. Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. There is increasing pressure for the PRC to change its currency policies to provide for its currency to float freely on international markets. As a result, Congress is considering the enacting legislation which could result in the imposition of quotas and tariffs. If the PRC changes its existing currency policies or if the United States or other countries enact laws to penalize the PRC for its existing currency policies, our business may be adversely affected, even though we do not sell outside of the PRC. Further, we cannot predict what action the PRC may take in the event that the United States imposes tariffs, quotas or other sanctions on Chinese products. Even though we do not sell products into the United States market, it is possible that such action by the PRC may nonetheless affect our business since we are a United States company, although we cannot predict the nature or extent thereof. Any government action which has the effect of inhibiting foreign investment could hurt our ability to raise funds that we need for our operations. The devaluation of the currency of the PRC against the United States dollar would have adverse effects on our financial performance and asset values when measured in terms of the United Stated dollar.

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of PRC-U.S. relations are difficult to predict and could adversely affect our operations. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations, particularly in our efforts to raise capital to expand our business activities.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the government of the PRC may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the PRC will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in the PRC remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our operations. The government of the PRC also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in the PRC, could have a material adverse effect on our business, results of operations and financial condition.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Risks Related to Our Common Stock .

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 72.0% (prior to the Reverse Split) and 70.9% (after the Reverse Split) of our Common Stock. Liu Bo, our Chairman and Chief Executive Officer, beneficially owns approximately 65.0% (prior to the Reverse Split) and 63.9% (after the Reverse Split) of our Common Stock. As a result, Mr. Liu is able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporation transactions including business combinations. Yet Mr. Liu’s interests may differ from other stockholders.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

There is currently a limited trading market for our common stock.

Our common stock is quoted on the over-the-counter Bulletin Board. However, our bid and asked quotations have not regularly appeared on the OTC Bulletin Board for any consistent period of time. There is no established trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDQ Stock Market). In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The price of our common stock may fluctuate dramatically.

There is a limited market for our common stock and we cannot give any assurance that there will ever be an active market for our common stock. If a market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	announcements that our revenue or income are below analysts’ expectations;

•	general economic slowdowns;

•	matters affecting the economy of the PRC and the relationship between the United States and the PRC;

•	changes in market valuations of both similar companies and companies whose business is primarily or exclusively in the PRC;

•	sales of large blocks of our common stock;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of internationally-based companies.

•	concern by potential investors that the large number of shares of common stock which may be sold pursuant to this prospectus may have a downward effect upon the market price of the stock.

•	the effect of sales pursuant to this prospectus on the trading volume of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley requires the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our common stock.

If a public market develops for our common stock and if our stock price is less than $5.00 per share, our stock will be subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Risks Related to Our Current Financing Arrangement:

A large number of shares will be eligible for future sale and may depress our stock price.

  The registration rights agreement discussed in this prospectus requires us to register in for sale by the selling shareholders and certain other parties all of the shares of Common Stock issuable upon conversion of Series B Preferred stock and exercise of warrants issued in the private financing, and shares of Common Stock issuable upon conversion of Series A Preferred stock issued to Rise Elite in the Share Exchange.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

The registration and potential sale by the selling stockholders of a significant number of shares could encourage short sales by third parties.

Because there is a limited public market for our stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, our ability to develop, obtain rights to or acquire new products and successfully market the products, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, particularly regulations and policies affecting the relationship between the United State and the PRC, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock.

SELLING STOCKHOLDERS

The following table sets forth information about the actual and potential ownership of our common stock by the Selling Stockholders in connection with the Series A preferred, Series B Preferred and the Series A, B, J, C and D warrants as of August 22, 2007 and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The percentages for each selling stockholder are calculated based on 19,207,455 shares of our common stock pre-reverse split and 228,530 shares of our Series A preferred stock pre-reverse split, which equate to 13,934,357 shares issued and outstanding plus an additional 19,152,373 shares issuable upon exercise of our Series A,B,J,C and D. Under the terms and conditions of the Series B Preferred and the Series A, B, J, C and D Warrants, the Selling Stockholders are prohibited from converting the Series B Preferred or exercising the Series A, B, J, C and D warrants if such conversion or exercise would cause them to beneficially own more than 9.9% of our then-outstanding shares of common stock. This restriction does not prevent any Selling Stockholder from receiving and selling shares and thereafter receiving additional shares. In this way, a Selling Stockholder could sell more than 9.9% of our outstanding common stock in a relatively short time frame while never beneficially owning more than 9.9% of our outstanding common stock at any one time. For purposes of calculating the number of shares of our common stock issuable to the Selling Stockholders assuming full conversion of the Series A Preferred, the Series B Preferred and full exercise of the Series A, B, J, C and D Warrants, the effect of such 9.9% limitation has been disregarded. The number of shares issuable to the Selling Stockholders as described in the table below therefore may exceed the actual number of shares the Selling Stockholders may be entitled to beneficially own under the Series A Preferred, the Series B Preferred and the Series A, B, J, C and D Warrants. The following information is not determinative of any Selling Stockholder’s beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

Name	Shares of Common Stock Owned Prior to the Offering		Percentage of Ownership Before the Offering	Number of Shares Being Offered	Shares of Common Stock Owned After the Offering	Percentage of Ownership After the Offering(3)
Vision Opportunity Master Fund, Ltd. (1)	23,570,058	(4)(6)(7)	63.91%	4,814,820	18,755,238	50.85%
Columbia China Capital Group, Inc. (2)	148,148	(5)(7)	3.2%	148,148	0	0.00%

(1)
Adam Benowitz, Portfolio Manager of Vision Opportunity Master Fund, Ltd., has voting and dispositive power over the shares beneficially owned by Vision Opportunity Master Fund, Ltd. Vision Opportunity Master Fund is not a broker-dealer or an affiliate of a broker-dealer.

(2)
James Li and Hong Zhao have voting and dispositive power over the shares beneficially owned by Columbia China Capital Group, Inc. Columbia China Capital Group, Inc. is not a broker-dealer or an affiliate of a broker-dealer.

(3)	Assumes that all shares will be sold.

(4)
Which includes (i)147,557 shares of our common stock after giving effect to the 86.3035-for-one reverse split (ii) 479,424 shares of our common stock are issuable upon the conversion of 7,990 the shares of Series A Convertible Preferred Stock which will automatically convert into Common Stock based on an one-for-60 conversion ratio after giving effect to the 86.3035-for-one reverse split, (iii) 4,814,820 shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock based on an one-for-30 conversion ratio after giving effect to the 86.3035-for-one reverse split, and (iv) 18,128,262 shares of Common Stock issuable upon exercise of the Series A, B, J, C and D Warrants.

(5)	Of which 148,140 shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock based on an one-for-30 conversion ratio after giving effect to the 86.3035.

(6)
Includes total amount of shares that may be issued as a result of exercise of the Series A, B, J, C and D warrants. Pursuant to the terms of the Series A, B, J, C and D warrants, however, Vision and Columbia are contractually prohibited from exercising the Series A, B, J, C and D warrants if the number of shares of our common stock to be issued pursuant to such exercise would cause Vision or Columbia to hold in excess of 9.9% of our then issued and outstanding shares of common stock. Vision and Columbia are permitted to waive such restrictions on exercise upon providing us sixty-one (61) days notice.

(7)
Includes total amount of shares issuable upon conversion of the Series B Preferred. Pursuant to the Certificate of Designation of the Series B Preferred, no holder of Series B Preferred may convert shares of Series B Preferred if such conversion would result in the holder beneficially owning in excess of 9.9% of our then issued and outstanding common stock. The Certificate of Designation provides, however, such conversion restrictions may be waived by holders of Series B Preferred by providing us with 61 days notice of their intent to waive such restrictions.

Other than in connection with the transactions described in this prospectus, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as described herein and as follows:

The Shell PurchaseAgreement

On June 5, 2007, pursuant to the Shell Purchase Agreement with Vision Opportunity Maser Fund, Ltd. (Vision), Rise Elite, our then-current directors Richard Astrom and Christopher Astrom, and the holders of our outstanding convertible debentures. Pursuant to the terms of the Shell Purchase Agreement, Rise Elite and Vision together paid a total of $675,000 in cash, and in exchange (i) Rise Elite acquired the right to nominate all members of our Board of Directors, and (ii) Vision acquired our outstanding convertible debentures, payable by us in the amount of $199,202, from its holders (the “Shell Purchase”). In addition, the holders of our Company’s outstanding Series A Common Stock agreed that such shares would be cancelled.

The Preferred B Agreement

Pursuant to the Preferred B Agreement, on June 6, 2007, for a total purchase price of $6.7 million, we sold to Vision Opportunity Master Fund, Ltd. and Columbia China Capital Group, Inc. a total of 165,432 shares of our newly-designated Series B Convertible Preferred Stock. Subject to certain restrictions, each share of Series B Preferred is convertible, at the option of the holder, into 30 shares of our common stock at any time after we effect our 86.3505-for-one reverse stock split (the “Reverse Split”). In total, the Series B preferred are convertible into 4,962,971 shares of our common stock and will represent, when fully converted, approximately 26.3% of the Company's outstanding common stock at that time after giving effect to the Reverse Split.

Also under the Preferred B Agreement, we issued to Vision and Columbia five series of warrants, Series A, B, J, C and D, to purchase an aggregate of 4,962,963, 2,481,481, 4,496,644, 4,962,963 and 2,248,322 shares of our common stock, respectively. Each of the Series A, B, C and D warrants will expire on June 5, 2012. The Series J warrants will expire on June 5, 2008. The Series C and D warrants are exercisable only upon the exercise of the Series J warrants. The warrant exercise prices are: $1.76 (Series A), $2.30 (Series B), $1.49 (Series J), $1.94 (Series C) and $2.53 (Series D).

Registration Rights Agreement

On June 5, 2007, pursuant to the Preferred B Agreement, we entered into a Registration Rights Agreement with Vision and Columbia, under which we agreed to file the registration statement which this prospectus forms a part of with the SEC and maintain the effectiveness of the registration statement, of 4,962,971 shares of our common stock issued upon conversion of our Series B Preferred. The deadline for filing the registration statement is 30 days after the closing of the private financing, or approximately July 6, 2007. The deadline for obtaining the effectiveness of the registration statement is either (i) 120 days after the filing deadline, or (ii) if the SEC performs a full review of the registration statement, 150 days after the filing deadline, or (iii) if the SEC provides comments solely on the basis of Rule 415 under the Securities Act, 180 days after the filing deadline. The agreement calls for us to maintain the effectiveness of the registration statement until either all shares registered under it have been sold or all shares registered under it may be sold without restrictions under Rule 144 under the Securities Act.

The registration rights agreement also calls for us to file with the SEC and maintain the effectiveness of subsequent registration statements on Form SB-2 for (i) our common stock to be issued upon exercise of our Series A, B, J, C and D warrants, (ii) our common stock to be issued upon conversion of the Series A Preferred that may be released to the holders of Series B Preferred under the Securities Escrow Agreement, and (iii) the Listing Penalty Shares described in the description of the Preferred B Agreement above. If we are unable to register all of the agreed common shares under registration statements based on the limitations of Rule 415 under the Securities Act, the agreement provides that we will use our best efforts to obtain the registration of the additional shares when we are able to do so. If we do not obtain and maintain the effectiveness of the registration statements for reasons other than the limitations of Rule 415, or if our common stock is de-listed from the National Association of Securities Dealers’ over-the-counter Bulletin Board, then under the terms of the agreement we are required to pay to the holders of Series B Preferred an amount equal to one percent of their initial investment in the Series B Preferred, or approximately $67,000, each month until effectiveness is obtained or listing is restored, with a cap of ten percent of their initial investment, or approximately $670,000.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND STOCKHOLDER MATTERS

Our common stock trades on the NASD Over-the Counter Bulletin Board under the symbol: “NRMG”.

The high and low bid prices for our common stock as reported by Nasdaq on August 20, 2007 were: $0.020 and $0.020, and the quarterly high and low bid prices for our common stock over the last two years are given below. These over-the-counter market high ask and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. As of August 20, 2007, our common stock was held by approximately 635 holders of record.

Closing Bids

	High	Low
2007

June 30, 2007	$0.049	$0.010
March 30, 2007	$0.011	$0.01
December 31, 2006	$0.017	$0.011

2006

September 30, 2006	$0.032	$0.005
June 30, 2006	$0.015	$0.01
March 31, 2006	$0.03	$0.01
December 31, 2005	$0.085	$0.006

2005

September 30, 2005	$0.06	$0.03
June 30, 2005	$0.06	$0.03
March 31, 2005	$0.06	$0.03
December 31, 2004	$0.06	$0.03

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock, falls within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Dividends

Our board of directors has not declared a dividend on our common stock during the last two fiscal years or the subsequent interim period and we do not anticipate the payments of dividends in the near future as we intend to reinvest our profits to grow operations. We rely on dividends from Sunway for our funds and PRC regulations may limit the amount of funds distributed to us from Sunway, which will affect our ability to declare any dividends.

Securities authorized for issuance under equity compensation plans

As of the date of this report, we do not have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

As a result of the reverse merger, the financing transactions and the PRC restructuring transaction that are described in this Prospectus, on June 1, 2007, we ceased being a shell company and became a holding company for entities that, through contractual relationships, control the business of Sunway. Because Sunway’s operations are our only significant operations, this discussion and analysis focuses on the business results of Sunway, comparing its results in the first quarter of 2007 with the first six months of 2006, and its full-year 2006 results with those of 2005. As discussed in this Prospectus, Sunway’s designs, manufactures and sells pneumatic tube logistic transport systems that are principally used by hospitals and other medical facilities.

In both the first quarter of 2007 and the full year 2006, Sunway’s net sales, gross profit, operating income and net income all rose substantially as compared with the same period in the preceding year. These increases are due in large part to increased sales of Sunway’s pneumatic tube transport systems. Cost of sales also increased during these periods, somewhat outpacing the increase in sales. The increase in cost of sales is due largely to increased depreciation expenses related to Sunway’s investment in 2006 in new molds used in its manufacturing process. The company expects cost of sales to net sales ratio to level off or decline once sales of the products based on the new molds begin in the second quarter of 2007.

Six-month periods ended June 30, 2007 and June 30, 2006

In first half of 2007, Sunway’s net sales, gross profit, operating income and net income all rose substantially as compared with the same period in the preceding year. These increases are due in large part to increased sales of Sunway’s pneumatic tube transport systems. Cost of sales also increased during these periods, somewhat outpacing the increase in sales. The increase in cost of sales is due largely to increased depreciation expenses related to Sunway’s investment in 2006 in new molds and production lines used in the manufacture of its newly designed medicine packaging and dispensing equipment. The company expects cost of sales to level off or decline once sales of the new equipment begin in the third quarter of 2007.

($)	Six Months Ended June 30,
	2007	2006	Change	Change rate
Net Sales	5,659,211	4,183,231	1,475,980	35.28%
Cost of sales	1,699,615	1,120,277	579,338	51.71%
Gross Profit	3,959,596	3,062,954	896,642	29.27%
Gross Margin	69.97%	73.22%		-3.25
Operating Income	3,245,789	2,379,706	866,083	36.39%
Net Income	2,746,606	1,942,453	804,153	41.40%
Net profit margin	48.53%	56.89%		-8.36

Net sales

Net sales in the first half of 2007, which resulted entirely from sales of pneumatic material transport system workstations, were $5,659,211, an increase of 35.28% as compared with the net sales of $4,183,231 in the first half of 2006. In the first half of 2007, we sold 1,236 workstations, an increase of 30.11% as compared with 950 workstations sold in the first half of 2006.

The following table presents information about our sales for the periods indicated:

	Six Months Ended June 30
	2007	2006	Change
Net sales	$5,659,211	$4,183,231	35.28%

Gross Profit

Gross profit increased 29.27% to $3,959,596 for the first half of 2007, as compared to $3,062,954 for the first half of 2006. Gross profit margin fell slightly by 3.25 percentage point, mainly due to our efforts to develop new molds and new production line, which raised depreciation costs and therefore raised the cost of sales; at the same time, with using some expensive raw materials instead of old raw material in order to increase product quality and perfect workstation surface, raw material cost increased clearly.

The table below presents information about our gross profit for the periods indicated:

	Six Months Ended June 30,
	2007		2006
	US$	Gross profit margin	US$	Gross profit margin
Gross Profit	3,959,596	69.97%	3,062,954	73.22%

Income from Operations

Operating income increased 36.39% to $3,245,789 for the first half of 2007, as compared with $2,379,706 for the first half of 2006. As a percentage of net sales, operating income was approximately 57.35% for the first half 2007, almost the same percentage as the first half of 2006.

Cost of Sales

Cost of sales increased to $1,699,615 for the first half of 2007, representing 51.71% increase as compared with $1,120,277 for the first half of 2006. This increase is due primarily to on August 2006, we purchased several new molds used in transport system production line, and on November 2006 we also purchased new production line using for dispensation and packaging system, both of which increased the depreciation cost from the time of purchase forward.

The main elements of our cost of sales also belong to direct materials cost increase, which is up 59.06% from $627,928 in the first half of 2006 to $998,792 in the first half of 2007. From the beginning of 2007, we begin to use new kind of materials in order to stabilizing the quality of our product and make the surface of the products good. Manufacturing cost increased 119.66% from $177,993 in the first half of 2006 to $390,986 in the first half of 2007; among which, depreciation cost increased 215.78% from $92,472 in the first half of 2006 to $292,005 in the first half of 2007.

The table below presents information about our cost of sales for the periods indicated:

	Six Months Ended June 30,
	2007	2006	Change
Cost of sales	1,699,615	1,120,277	51.71%

Operating Expenses

Operating expenses were $713,807 for the first half of 2007, an increase of 4.47% as compared to $683,248 for the first half of 2006. This increase was composed by two reasons: (1) decrease in selling expenses; and (2) increase in general and administration expenses. In the first half of 2007, we decreased exhibition fees for promoting our products, which totaled only $6,028, compared with $115,753 for the same period of 2006. Also, in the first half of 2007, we increased salary and benefits of management. Reflecting this change, costs related to salary and benefits increased 402% in the first half of 2007 compared with the first half of 2006, and our inter mediaries consultant fee for the reverse merger and private placement were increased from $10,850 as of the first half of 2006 to $50,737 as of the first half of 2007, 367% increased.

The table below presents information about our operating expenses for the periods indicated:

	Six Months Ended June 30,
	2007	2006	change
Selling expenses	48,589	210,061	-23.13%
General & Administrative Expenses	665,218	473,187	40.58%
Total operating expenses	713,807	683,248	4.47%

Net Income

Net income was $2,746,606 for the first half of 2007, an increase of 41.40% from $1,942,453 for the first half of 2006. This increase is attributable to the increase in sales of our workstation products. Our net profit margin fell 8.36 percentage points from 56.89% as of the first half of 2006 to 48.53% as of the first half of 2007, due to the increase of cost of sales described above.

Cash and Cash Equivalents

Cash and Cash Equivalents increased to $7,867,980 as of June 30, 2007, as compared to $1,749,048 as of December 31, 2006. This increase was mainly due to our reverse merger and private placement on June 6, 2007, which resulted in an increase of $4,476,328 in net cash. During the same period, we did not use much of our cash on hand for material purchasing and investment.

Accounts Receivable

Accounts Receivable increased 51.28% to $2,220,718 as of June 30, 2007, compared with $1,467,963 as of December 31, 2006. This increase in accounts receivable was primarily attributable to a substantial increase in workstation sales and deferred receipt of payments in the first half of 2007. We will focus corporate resources on enhancing the cooperation of our marketing and sales department with our financial department in order to reduce the deferral of payments by our customers and reduce our accounts receivable.

Inventory

Inventory consists of raw materials and finished goods As of June 30, 2007, the recorded value of our inventory has increased 48.22% to $558,363 from $376,708 as of December 31, 2006. This increase is mainly due to finished goods increased from $200,852 as of December 31, 2006 to $368,328 as of June 30, 2007, an increase of 83.38%, also as a result of the increase of direct material cost as we discussed above.

The table below presents information about our inventory for the periods indicated:

Item	June 30, 2007	December 31, 2006	change
Raw material	190,035	175,856	8.06%
Finished goods	368,328	200,852	83.38%
Total	558,363	376,708	48.22%

Accounts payable

Accounts payable amounted to $40,922 as of June 30, 2007, a decrease of 28.57% from $57,289 as of December 31, 2006.

Expected warranty expenses

We provide our clients with one year of free after-sale service including free exchange of core components and the post or delivery fee. From the beginning of 2007, we began to set aside funds for this possible expense. If we incur expenses in connection with our warranty period, we will write down the expected expenses and record a corresponding increase in general and administration expenses. In the first half of 2007, we set aside warranty funds for $42,445.

Fiscal years ended December 31, 2006 and December 31, 2005

As the following table shows, Sunway’s results for net sales, gross profit, operating income and net income for the year ended December 31, 2006 were all significantly higher than for the year ended December 31, 2005. Higher costs of sales caused a slight reduction in our gross margin and net profit margin to approximately 73% and 45%, respectively.

	Twelve Months Ended December 31,
	2006	2005	change
Net Sales	8,914,139	5,047,365	76.61
Cost of sales	2,386,996	1,290,686	84.94
Gross Profit	6,527,143	3,756,679	73.75
Gross Margin	73.22%	74.43%	-1.21
Operating Income	4,883,699	2,776,327	75.91
Net Income	4,029,553	2,352,996	71.25
Net profit margin	45.20%	46.61%	-1.42

Net sales

Net sales during 2006, which resulted entirely from sales of pneumatic material transport system workstations, were $8,914,139 for the year ended December 31, 2006, a 76.61% increase as compared to a net sales of $5,047,365 for the year ended December 31, 2005. In 2006, we sold 1,930 workstations, an increase of 74.66% as compared with 1,105 workstations sold in 2005.

The following table presents information about our sales for the periods indicated:

	Twelve Months Ended as of December 31,
	2006	2005	Change
Net sales	8,914,139	5,047,365	76.61

Gross Profit

Gross profit increased 73.75% to $6,527,143 for the fiscal year ended December 31, 2006, as compared to $ 3,756,679 for the fiscal year ended December 31, 2005. Gross profit margin fell 1.21% during the period, largely due to our efforts to develop new molds, from which the depreciation cost increased and caused our cost of sales to increase. Gross margin for our workstation sales is 73.22%.

The table below presents information about our gross profit for the periods indicated:

	Twelve Months Ended December 31,
	2006		2005
	US$	Gross profit margin	US$	Gross profit margin
Gross Profit	6,527,143	73.22%	3,756,679	74.43%

Income from Operations

Operating income increased 75.91% to $4,883,699 for the fiscal year ended December 31, 2006, as compared with $2,776,327 for the fiscal year ended December 31, 2005. As a percentage of net sales, operating income was approximately 54.79% for the fiscal year ended December 31, 2006, almost the same as 55% for the fiscal year ended December 31, 2005.

Cost of Sales

Cost of Sales increased to $2,386,996 for the fiscal year ended December 31, 2006, an 84.94% increase as compared to $1,290,686 for the fiscal year ended December 31, 2005. This increase is due primarily to our 2006 purchase of several new molds used in the production of our transport systems, which increased our depreciation costs. Our cost of sales consists primarily of direct materials cost, which increased 74%, direct labor cost, which increased 30%, and manufacturing cost, which increased 225% from 2005 to 2006.

The table below presents information about our cost of sales for the periods indicated:

	Twelve Months Ended December 31,
	2006	2005	Change
Cost of sales	2,386,996	1,290,686	84.94%

Operating Expenses

Operating expenses were $1,643,444 for the fiscal year ended December 31, 2006, an increase of 67.64% as compared to $980,352 for the fiscal year ended December 31, 2005. The increase was due to the fact that we greatly increased advertising expenditures and exhibition fees for the display of our products in 2006. Advertising costs increased to $92,307 in 2006 from $7,262 in 2005, and exhibition fees increased to $124,664 in 2006 from $6,117 in 2005.  The increase in our net sales outpaced the increase in our operating expenses, due to the fact that although our selling expenses increased greatly (241%), our general and administrative expenses increased much more modestly (54.32%).

The table below presents information about our selling expenses for the periods indicated:

	Twelve Months Ended December 31,
	2006	2005	change
Selling expenses	238,212	69,767	241.44%
General & Administrative Expenses	1,405,232	910,585	54.32%
Total operating expenses	1,643,444	980,352	67.64%

Net Income

Net income was $4,029,553 for the fiscal year ended December 31, 2006, an increase of 71.25% from $2,352,996 for the fiscal year ended December 31, 2005. This change is attributable to the increase in workstation sales described above. Our net profit margin fell slightly, to 45.20% from 46.61% during the same period, due to the increase in cost of sales described above.

Cash and Cash Equivalents

Cash and Cash Equivalents increased 47.19% to $1,749,048 for the fiscal year ended December 31, 2006, as compared to $1,188,325 for the fiscal year ended December 31, 2005, primarily as a result of cash received from the increased sales in 2006 described above.

Short term investment

On October 22, 2006, we invested in the Bank of Communication Growth Fund in the amount of $1,279,181. The market value of this investment has increased to $1,961,529 as of March 31, 2007. We will redeem this investment

Accounts Receivable

Accounts Receivable increased 72.17% to $1,467,963 as of December 31, 2006, as compared to $852,601 as of December 31, 2005. This increase in accounts receivable was primarily attributable to a substantial increase in workstation sales and deferred receipt of payments in 2006. As described in the Accounts Receivable section of quarterly results above, we plan to focus corporate resources on enhancing the cooperation of our marketing and sales department with our financial department in order to reduce the deferral of payments by our customers and reduce our accounts receivable.

Inventory

Inventory consists of raw materials and finished goods. As of December 31, 2006, our inventory had decreased 33.66% to $376,708 from $567,804 as of December 31, 2005. This decrease was due mainly to the rapid sales of our workstation products, which reduced the amount of raw materials in storage. In 2006, we sold 1,930 workstations, an increase of 74.66% as compared with 1,105 workstations in 2005, and raw materials dropped 65.57% from their levels of December 31, 2005. Because our management is aware that reduced raw materials in inventory may create a risk of material shortages, we maintain good working relationships with our suppliers to ensure the material supply when needed.

Prepaid expenses and other current assets

Prepaid expenses and other current assets were $733,566 as of December 31, 2006, as compared to $589,182 as of December 31, 2005, representing an increase of 24.51%. This increase was primarily due to the fact that increasing our stores of raw materials became prudent as we increased the scale of our manufacturing and as the levels of raw materials in our inventory fell.

Accounts payable

Accounts payable was $57,289 as of December 31, 2006, a decrease of 83.08% from $338,525 as of December 31, 2005. The decrease in accounts payable was due to our commitment to make timely payments of amounts due to suppliers in order to build positive working relationships with them, in order to guarantee the quality and amounts of raw materials we need.

Loans

Daqing Commercial Bank granted us a loan of $383,754 on April 28, 2006 for a term from April 28, 2006 to November 30, 2007 at an interest rate of 5.76% annually, secured by a mortgage of our company’s real property. On December 21, 2006, we made a scheduled payment of $191,877. The outstanding balance of the loan as of March 31, 2007 was $191,877.

Critical Accounting Policies

Management's discussion and analysis of the Company’s financial condition and results of operations is based upon Sunway’s consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Sunway’s financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Sunway believes that the following reflect the more critical accounting policies that currently affect Sunway’s financial condition and results of operations.

(A)  Method of Accounting

Sunway maintains its general ledger and journals with the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(B)  Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(C)  Economic and political risks

Sunway’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. Sunway’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(D)  Intangibles

Intangibles are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. The most important intangibles of Sunway now are its land use rights, which are amortized over 46 years.

(E)  Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Items	Depreciation years
Buildings	20
Machinery and equipment	6
Software systems	3
Molds, Dies, & Casting	6
Office equipment and motor vehicles	10

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(F)  Accounting for Software Systems

Sunway adopts FASB No. 86 for accounting of software systems, in that all expenditures incurred from start-up to completion of feasibility are expensed; development costs, after the feasibility study through system completion, are capitalized, and are depreciated over a useful life of three years. Expenditures incurred after completion are expensed as repairs and maintenance.

(G)    Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(H)  Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

(I)  Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred or services have been rendered, and;

•	The seller’s price to the buyer is fixed or determinable.

Contract revenues are recognized when the manufacturing and installation of the medical equipment is completed. Generally, the Company receives the total contract sum in 3 installments. A deposit of 30% is received from the customer when the contract is signed. A second payment of 30% is received when the project is commenced. The remaining portion is received after the installation is completed within 4 months.

(J)  Income taxes

Sunway accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Sunway is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is a high technology company, and in accordance with the relevant regulations regarding the favorable tax treatment of high technology companies, the Company is entitled to a reduced tax rate of 15% as long as the company is located and registered in the high and advance technology development zone.

DESCRIPTON OF PROPERTIES

Our manufacturing facilities are housed in a two-story building occupying 26,522 square meters of land located in Daqing Municipal Hi-Tech Development Zone, Zone Three, Daqing, Helongjiang Province, PRC. Our office building is located in Saertu Daqing Software Development Zone, Daqing, Helongjiang Province, PRC.

Under the PRC law, most land is owned by the government, which grants a "land use right" to an individual or entity after a purchase price for such “land use right” is paid to the government. The “land use right” allows the holder the right to use the land for a specified long-term period of time and enjoys all the ownership incidents to the land. Sunway holds the land use right for one parcel of land that was used in its business and which will be used in SWT's business pursuant to the leases entered into in connection with the Restructuring Agreements.

Land Use Right

Set forth below is the detailed information regarding the land use right registered under the names of Sunway:

Registered owner of land use right	Location & certificate of land use right	Usage	(Approximate) square meters	Date of Issuance or Grant	Expiration Date
Sunway	Daqing Municipal Hi-Tech Development Zone, Zone Three, Daqing, Helongjiang Provice, PRC Daqing Municipality Guo Yong (2005) No. 021843	Industrial use	26,522	September 16, 2005	June 13, 2052

Lease

Pursuant to a lease agreement, Sunway is leasing from Daqing Chuangye Square Co., Ltd. a building with a total of 2,342.87 square meters for use in its operation for a term of three years starting from May 18, 2007 with an annual rent of approximately $21,895.

Building Properties

Sunway also owns two building properties as follows:

Owner	Location	Usage	Approximate square meters	Certificate of Ownership or Right to Use
Sunway	North Section of Longfeng District, West Wing of Building No. 15, 1st Floor, Daqing, Helongjiang Province, PRC	Real property for use by joint stock company limited enterprise	104,45	Qing Real Property Right Certificate No. No. 00014093 (Original Certificate No. 0230404)
Sunway	Building No. 3, Saertu Software Development Zone, Daqing, Helongjiang Province, PRC	Real property for use by joint stock company limited enterprise	5,066.96	Qing Real Property Right Certificate Longfeng District No.NA216750

Effective on November 30, 2005, Sunway granted a lien on the land use right and property located at the West Wing of Building No. 15, to Daqing Industrial and Commercial Mortgage Company for a debt of Sunway in the amount of 3,000,000 RMB owed to it. The lien will expire on November 30, 2009. The property located in the North Section of Longfeng District, West Wing of Building No. 15, 1 st Floor is not currently used in Sunway’s business.

Legal Proceedings

To our knowledge, there is no material litigation pending or threatened against us.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

Directors and Executive Officers	Position/Title	Age
Liu Bo	President, Chief Executive Officer and Director	42
David Xu Guo Wang	Chief Financial Officer and Secretary	40
Liang Deli	Director	45

There are no family relationships among our directors or executive officers.

Our directors hold office until the next annual meeting of our shareholders, and until their successors have been qualified after being elected or appointed. Our officers serve at the discretion of our Board of Directors.

Set forth below is biographical information about our current directors and executive officers:

Liu Bo, our President and Chief Executive Officer and a director, has been Chairman of the Board, CEO and a director of Daqing Sunway Technology Joint Stock Company Limited (“Sunway”) since March 1993. Sunway is an affiliate of Rise Elite and WTL. Mr. Liu has a Bachelors degree in the field of Automatic Systems Engineering from Qiqihaer University in Heilongjiang Province, China in 1986.

Liang Deli became a director upon the resignation of Richard Astrom. He has been Vice President of Sunway since August 1997, and is under contract to serve in that position until 2017. Mr. Liang’s area of focus is Sunway’s technology and market operations. Mr. Liang received a Bachelors degree in the field of Automatic Systems Design and Control from Shenyang Industry University in Liaoning Province, China in 1983.

David Wang, our new Secretary and Chief Financial Officer, has been Chief Financial Officer of Sunway since 2006. Mr. Wang’s area of focus is Sunway’s accounting and finances.  Prior to becoming the Chief Financial Officer of Sunway, Mr. Wang served as Investment Bank Manager at Hantang Securities Co., Ltd. between 2002 and 2005. Mr. Wang received a Masters degree and PhD degree in the field of Finance from Xiamen University in Fujian Province, China.

To our knowledge, during the last five years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee. Because we only recently consummated the Reverse Merger and appointed the current members of our board of directors, our board of directors has not yet determined whether we have a member who qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our board of directors is in the process of searching for a suitable candidate for this position.

Audit Committee

We have not yet appointed an audit committee, and our board of directors currently acts as our audit committee. At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our company, however, recognizes the importance of good corporate governance and intends to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, during our 2007 fiscal year.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following is a summary of the compensation paid by us to the individuals who have served as our CEO and any executive officers who have received compensation in excess of $100,000 for the two years ended December 31, 2006 and 2005.

		Salary (cash or non-cash)	Bonus (cash or non-cash)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Liu Bo CEO (current)	2006	46,068	-	-	-	-	-	-	46,068
	2005	46,068	-	-	-	-	-	-	46,068

Richard Astrom CEO (former)	2006	13,734	-	-	-	-	-	-	13,734
	2005	-	-	-	-	-	-	-	-

Outstanding Equity Awards at Fiscal Year-End

As of our fiscal years ended September 30, 2006 and 2005, we did not have any stock option plan or stock incentive plan and there were no outstanding equity awards as of our fiscal years ended September 30, 1006 and 2005.

Director Compensation

We do not provide any cash or other compensation to our directors for their services as members of the Board or for attendance at Board or committee meetings. However, our directors will be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board and its committees, if any.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 11, 2007, certain information with respect to the beneficial ownership of our common stock, our only shares of voting securities, by (i) any person or group with more than 5% of our common stock, (ii) each of our directors, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group. The table reflects the ownership of our common stock by the listed parties before and after the Reverse Split.

	Amount and Nature of Beneficial Ownership (Pre-Reverse Split)				Percent of Class (Pre-Reverse Split)			Amount and Nature of Benefical Ownership (After Reverse Split)			Percent of Class (After Reverse Split)
	Preferred Stock				Preferred Stock			Preferred Stock			Preferred Stock
Shareholder	Series A		Series B	Common Stock (1)	Series A(2)	Series B	Common Stock	Series A	Series B	Common Stock(3)	Series A	Series B	Common Stock (2)
Owner of More than 5% of Class
Rise Elite International Limited	210,886		-	-	92.28%	-	-	-	-	12,653,184	-	-	90.80%
Vision Opportunity Master Fund, Ltd.	7,990		160,494		3.50%	97.01%	66.30%	-		23,570,058	-	97.01%	63.91%

Directors and Executive Officers

Liu Bo	148,443	(4)	-	-	64.95%	-	-	-	-	8,906,576	-	-	63.92%
Liang Deli	16,154	(5)(6)	-	-	7.07%	-	-	-	-	969,234	-	-	6.96%
David Xueguo Wang	-		-	-	-	-	-	-	-	-	-	-	-
Richard Astrom	-	(5)	-	-	-	-	-	-	-	-	-	-	-

All Directors and Executive Officers	164,597		-	-	72.02%	-	-	-	-	9,875,810	-	-	70.87%

(1) The Series A and Series B convertible preferred stock and the warrants are assumed to be non- convertible or exercisable within 60 days of the date of issuance of such preferred stock and warrants.

(2) Applicable percentage ownership is based on 19,207,455 shares of common stock outstanding as of August 22, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Options to acquire shares of common stock that are currently exercisable or exercisable within 60 days of August 22, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)  Includes (i) the shares of Series A Convertible Preferred Stock which will automatically convert into Common Stock based on an one-for-60 conversion ratio after the 86.3035-for-one reverse split, (ii) shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock based on an one-for-30 conversion ratio after giving effect to the 86.3035-for-one reverse split, and (iii) shares of Common Stock issuable upon exercise of the Series A, B, J, C and D Warrants. Pursuant to the Certificate of Designation of the Series B Preferred, no holder of Series B Preferred may convert shares of Series B Preferred if such conversion would result in the holder beneficially owning in excess of 9.9% of our then issued and outstanding common stock. The Certificate of Designation provides, however, such conversion restrictions may be waived by holders of Series B Preferred by providing us with 61 days notice of their intent to waive such restrictions. In addition, pursuant to the terms of the Series A, B, J, C and D warrants, Vision and is contractually prohibited from exercising the Series A, B, J, C and D warrants if the number of shares of our common stock to be issued pursuant to such exercise would cause Vision to hold in excess of 9.9% of our then issued and outstanding shares of our common stock. Vision is permitted to waive such restrictions on exercise upon providing us sixty-one (61) days notice.

(4) Shares of Series A Convertible Preferred Stock issued to Rise Elite as a result of the consummation of the Share Exchange Agreement are beneficially attributed to Mr. Liu Bo and Mr. Liang Deli, who are shareholders of Rise Elite, based on such shareholder's percentage ownership interest in Rise Elite immediately prior to the Share Exchange Agreement.

(5) Mr. Liang Deli was appointed and Mr.Richard Astrom resigned as a director of the Company in connection with the consummation of the Share Exchange Agreement effective on the tenth day following the mailing of an information statement on Schedule 14F-1 relating to the change in control of our board of directors, which we filed with the SEC on June 4, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Share Exchange Agreement

On June 6, 2007, we acquired WTL through a share exchange transaction with WTL and Rise Elite, the owner of 100% of the outstanding voting stock of WTL. Our new President and Chief Executive Officer, Mr. Liu Bo and our new director, Mr. Liang Deli hold 70.39% and 7.66% ownership interests, respectively, in Rise Elite. As part of the reverse merger transaction, Rise Elite and the Company consummated a share exchange transaction on June 5, 2007, in which Rise Elite exchanged all its ownership interest in SWT for 210,886 shares of our Series A Preferred pursuant to the Share Exchange Agreement. In addition, up to 166,667 shares of Series A Preferred will be issued to Rise Elite if the Company meets certain earnings targets in 2007. As a result of the transactions described in this report, Vision owns 97% of our Series B Preferred and 66.3% of our common stock.

 Securities Escrow Agreement

Based on their ownership of shares of Rise Elite, Liang Deli and Liu Bo also had interests in the arrangement under the Securities Escrow Agreement, in which Rise Elite will either forfeit or take delivery of a number of shares of Series A Preferred based on whether the Company meets performance targets for 2007 and 2008.

Shell Purchase Agreement

Liu Bo, Liang Deli, and David Wang, our new Secretary and Chief Financial Officer, are officers and directors of Rise Elite. Each of them had an interest in the shell purchase transaction because in that transaction, Rise Elite, and indirectly its directors and officers, acquired the right to determine all of our directors.

Also under the Shell Purchase Agreement, Vision purchased, for $199,202 in cash, an outstanding debenture, payable by the Company in the amount of $199,202 with payment due in 2003, from its three holders, Sea Lion Investors LLC, Myrtle Holdings LLC, and Equity Planners LLC. The debenture was converted into 12,734,689 shares of our Common Stock at the closing of the private financing transaction. This conversion made Vision the holder of 66.3% of our Common Stock.

Series B Purchase Agreement

Under the Series B Purchase Agreement, Vision purchased 160,494 shares of our newly-issued Series B Preferred for $6.5 million, making Vision the holder of 97% of that class of stock.

Lock-Up Agreement

Under a Lock-Up Agreement dated June 5, 2007 by and between the Company and Rise Elite, Rise Elite agreed that it will not sell or transfer any shares of our common stock, Preferred Series A or Preferred Series B until at least 18 months after the effective date of the initial registration statement to register the shares of our common stock issuable upon conversion of our Series B Preferred, and it will not sell or transfer more than one-twelfth of its total holdings of our common stock, Preferred Series A or Preferred Series B during any one month until at least 24 months after the effective date of the registration statement.

Other

Vision received 7,990 of the shares of Series A Preferred to which Kuhns Brothers was entitled under the Placement Agent Engagement Agreement. Kuhns Brothers was engaged by us to provide financial advisory and other services to Sunway, including assistance in identifying a shell company that was an appropriate target for a reverse merger transaction through which Sunway could become a public company. Kuhns Brothers assigned these shares to Vision as an incentive to Vision to serve as lead investor in the private financing transaction. These shares represent 3.5% of our Series A Preferred. Vision is also a party to the Registration Rights Agreement described in the Selling Stockholder section of this Prospectus.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of (i) 101,000,000 shares of common stock, par value $0.001 per share, of which there are 19,207,455 shares issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). Our Preferred Stock consists of (i) Series A convertible preferred stock, of which 400,000 shares have been authorized and 228,530 shares are issued and outstanding; and (ii) Series B convertible preferred stock, of which 400,000 shares have been authorized and 165,432 shares are issued and outstanding.

The following is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended and corrected, Certificate of Designations for our series A and series B convertible preferred stock, our By-laws and by the applicable provisions of Nevada law.

Common Stock

All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The Common Stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of Common Stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock and Warrants

Series A Convertible Preferred Stock (“Series A Preferred”)

Each share of our Series A Preferred will be automatically converted into 60 shares of our common stock upon the completion of a planned 86.3505-for-one reverse stock split (the “Reverse Split”), which will occur when we file with the Secretary of State of the State of Nevada an amendment to our Articles of Incorporation effecting the Reverse Split. In case any party becomes entitled, under the terms of any of the agreements described in this Prospectus, to receive shares of Series A Preferred after the Reverse Split, that party will receive 60 shares of our common stock for every share of Series A Preferred that it would otherwise have received.

Each share of our Series A Preferred has the right to 60 votes and may vote together with our common shares on all matters upon which stockholders are entitled to vote (except to the extent a class vote is required under Nevada law); has rights to receive dividends and to receive liquidation distributions similar to those of our common stock; and has rights to adjustment of the number and amount of dividends and distributions it is to receive, in order to preserve these rights in case of a merger or other change of control of the Company.

Series B Convertible Preferred Stock (“Series B Preferred”)

Subject to certain restrictions, each share of our Series B Preferred is convertible, at the option of the holder, into 30 shares of our common stock at any time after the Reverse Split. In total, the Series B preferred are convertible into 4,962,971 shares of our common stock and will represent, when fully converted, approximately 26.3% of our outstanding common stock at that time after giving effect to the Reverse Split. Pursuant to the Certificate of Designation of the Series B Preferred, no holder of Series B Preferred may convert shares of Series B Preferred if such conversion would result in the holder beneficially owning in excess of 9.9% of our then issued and outstanding common stock. The Certificate of Designation provides, however, such conversion restrictions may be waived by holders of Series B Preferred by providing us with 61 days notice of their intent to waive such restrictions

The holders of Series B Preferred are not entitled to any voting rights other than those as required under Nevada law. However, the approval of the holders of at least 75% of the then outstanding shares of Series B, voting as a separate class, is required for us to (a) authorize, issue or create any new class or series of shares having rights, preferences or privileges equal or senior to the Series B Preferred, (b) adversely alter or change the rights, preferences, designations or privileges of the Series B Preferred, (c) amend the Company’s Articles of Incorporation or By-laws in a manner that adversely affects the rights, preferences, designations or privileges of the holders of the Series B Preferred; (d) increase or decrease the authorized number of shares of preferred stock of the Company or otherwise reclassify the Company's outstanding securities; (e) except for certain de minimus repurchases, redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of preferred stock (other than Series A Preferred and Series B Preferred) or Common Stock; or (f) voluntarily file for bankruptcy, liquidate our assets or make an assignment for the benefit of the Company’s creditors.

The Series B Preferred have liquidation rights senior to those of our common stock and our Series A Preferred. In the event of a liquidation or our assets, holders of Series B Preferred are entitled to receive a distribution equal to $40.50 per share of Series B before holders of our common stock and our Series A preferred receive any distribution. The rights, limitations, and other terms of the Series B Preferred are set forth in a Certificate of Designations, which we filed with the Nevada Secretary of State on May 31, 2007, and corrected on June 1 and June 4, 2007, and which forms part of our Articles of Incorporation.

Series A, B, C, D and J Warrants

Under the Preferred B Agreement, we  issued to Vision and Columbia  five series of warrants, Series A, B, J, C and D, to purchase an aggregate of 4,962,963, 2,481,481, 4,496,644, 4,962,963 and 2,248,322 shares of the Company's common stock, respectively. Each of the Series A, B, C and D warrants will expire on June 5, 2012. The Series J warrants will expire on June 5, 2008. The Series C and D warrants are exercisable only upon the exercise of the Series J warrants. The warrant exercise prices are: $1.76 (Series A), $2.30 (Series B), $1.49 (Series J), $1.94 (Series C) and $2.53 (Series D). Pursuant to the terms of the Series A, B, J, C and D warrants, however, Vision and Columbia are contractually prohibited from exercising the Series A, B, J, C and D warrants if the number of shares of our common stock to be issued pursuant to such exercise would cause Vision or Columbia to hold in excess of 9.9% of our then issued and outstanding shares of common stock. Vision and Columbia are permitted to waive such restrictions on exercise upon providing us sixty-one (61) days notice.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock, falls within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Because our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On May 31, 2007, our board of directors approved the dismissal of Bagell Josephs Levine & Co. as our registered independent certified public accounting firm effective on June 11, 2007. At the same time, our board of directors appointed Samuel H. Wong & Co., LLP (“Wong & Co.”) as our new registered independent certified public accounting firm. Wong & Co. is located at Room 703, Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong.

The reason for the change in accounting firm is that Sunway’s operating businesses have previously been audited by Wong & Co., and our new management elected to continue this existing relationship. There have been no disagreements with Bagell Josephs Levine during the previous two fiscal years or any subsequent interim period.

Bagell Josephs Levine’s audit opinions on the financial statements for the fiscal years ended September 30, 2005 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor was either opinion qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports of Bagell Josephs Levine for the fiscal years ended December 31, 2005 and 2006 indicated conditions which raised substantial doubt about the Company's ability to continue as a going concern.

EXPERTS

The financial statements of Daqing Sunway Technology Co. at December 31, 2006 and for the two years in the period then ended, included in this prospectus to the extent and for the periods indicated in its report, have been audited by Samuel H. Wong & Co., LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus have been passed on by Sichenzia Ross Friedman Ference LLP.

HOW TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

NATIONAL REALTY AND MORTGAGE, INC.
CONSOLIDATED BALANCE SHEETS
AS AT JUNE 30, 2007 AND DECEMBER 31, 2006
(Stated in US Dollars)

	Note	6/30/2007	12/31/2006
ASSETS
Current assets
Cash and cash equivalents		$7,867,980	$1,749,048
Restricted Cash		1,280,000	-
Short term investments	3	1,991,396	1,702,718
Accounts receivable	4	2,220,718	1,467,963
Travel advances to director	5	36,276	6,457
Advances to employee		427,499	54,992
Inventories	6	558,363	376,708
Advances to suppliers		923,929	294,535
Tender deposits		33,189	42,924
Prepayments and other		288,532	334,658

Total current assets		$15,627,882	$6,030,003
Property, plant and equipment, net	7	4,419,407	4,715,150
Intangibles	8	1,174,263	1,157,950

TOTAL ASSETS		$21,221,552	$11,903,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short term bank loan	9	$196,726	$191,877
Accounts payable		40,922	57,289
Warranty liability	10	42,445	22,811
Taxes payable	11	478,465	360,730
Customers’ deposits		146,081	67,157
Accrued liabilities		215,093	167,646

Total current liabilities		$1,119,732	$867,510

TOTAL LIABILITIES		$1,119,732	$867,510

See accompanying notes to financial statements and accountant’s report.

NATIONAL REALTY AND MORTGAGE, INC.
CONSOLIDATED BALANCE SHEETS (Continued)
AS AT JUNE 30, 2007 AND DECEMBER 31, 2006
(Stated in US Dollars)

	Note	6/30/2007	12/31/2006
STOCKHOLDERS’ EQUITY
Series A Convertible Preferred Stock $0.001 par value 400,000 shares authorized; 228,531 shares issued and outstanding at June 30, 2007 and December 31, 2006.		229	229
Series B Convertible Preferred Stock $0.001 par value 400,000 shares authorized; 165,432 shares issued and outstanding at June 30, 2007 and December 31, 2006		165
Common stock at $0.001 par value, 100,000,000 shares authorized; 19,207,455 shares issued and outstanding at June 30, 2007 and December 31, 2006.	12	$19,208	$19,208
Additional Paid in Capital		9,960,368	4,204,198
Statutory reserves	14	1,124,073	1,124,073
Retained earnings		7,591,286	4,844,680
Accumulated other comprehensive income		1,406,491	843,205

		$20,101,820	$11,035,593

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$21,221,552	$11,903,103

See accompanying notes to financial statements and accountant’s report.

NATIONAL REALTY AND MORTGAGE, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX-MONTHS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

		Six months ended June 30,		Three months ended June 30,
	Notes	2007	2006	2007	2006

Sales (net of discounts, returns and allowances)		$5,659,211	$4,183,231	$3,195,695	$2,187,502

Cost of sales		(1,699,615)	(1,120,277)	(1,055,774)	(633,746)

Gross profit		$3,959,596	$3,062,954	$2,139,921	$1,553,756

Selling expenses		(48,589)	(210,061)	(35,122)	(203,717)
General and administrative
Expenses		(665,218)	(473,187)	(344,537)	(199,859)

Income from continuing operations		$3,245,789	$2,379,706	$1,760,262	$1,150,180

Interest income		1,600	4,022	137	3,041
Interest expenses		(3,292)	(12,317)	(115)	(12,090)
Other expenses		-	(72,342)	-	(72,490)

Income before taxation		$3,244,097	$2,299,069	$1,760,284	$1,068,641

Income tax	12	(497,491)	(356,616)	(264,367)	(160,296)

Net income		$2,746,606	$1,942,453	$1,495,917	$908,345

Basic Net Income per Common
Share		$0.14	$0.10	$0.08	$0.05

Diluted Net Income Per
Common Share		$0.14	$0.10	$0.08	$0.05

Basic & Diluted Weighted-Average
Common Shares Outstanding		19,207,455	19,207,455	19,207,455	19,207,455

See accompanying notes to financial statements and accountant’s report.

NATIONAL REALTY AND MORTGAGE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2006 AND SIX-MONTHS ENDED JUNE 30, 2007
(Stated in US Dollars)

	No. Shares Outstanding	Preferred Series A	No. Shares Outstanding	Preferred Series B	No. Shares Outstanding	Common stock	Additional Paid in Capital	Statutory reserves	Retained earnings	Accumulated other comprehensive income	Total
Balance, January 1, 2006	228,531	$229	165,432	$-	19,207,455	$19,208	$4,204,198	$451,906	$1,487,294	$128,976	$6,291,811
Net income						-		-	4,029,553	-	4,029,553
Appropriations to statutory											-
reserves						-		672,167	-672,167	-	-
Dividends											-
Unrealized Gain/(Loss) on Investment						-		-	-	423,537	423,537
Foreign currency translation											-
adjustment										290,692	290,692
Balance, December 31, 2006	228,531	$229	165,432	$-	19,207,455	$19,208	4,204,198	$1,124,073	$4,844,680	$843,205	$11,035,593

Balance, January 1, 2007	228,531	$229	165,432	-	19,207,455	$19,208	4,204,198	$1,124,073	$4,844,680	$843,205	$11,035,593
Net income									2,746,606	-	2,746,606
Issuance to Vision re: Debentures							199,202				199,202
Issuance of Series B Convertible Preferred Stock				165			5,556,968				5,557,133
Unrealized Gain/(Loss) on Investment										256,350	256,350
Foreign currency translation											-
Adjustment										306,936	306,936
Balance, June 30, 2007	228,531	229	165,432	165	19,207,455	$19,208	9,960,368	$1,124,073	$7,591,286	$1,406,491	$20,101,820

See accompanying notes to financial statements and accountant’s report.

NATIONAL REALTY AND MORTGAGE, INC.
STATEMENTS OF CASH FLOWS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007 AND 2006
(Stated in US Dollars)

	Six months ended		Three months ended
	June 30,		June 30,
	2007	2006	2007	2006
Cash flows from operating activities
Net income	$2,746,606	$1,942,453	$1,495,917	$908,345
Depreciation	458,686	281,145	113,593	136,433
Amortization	13,697	12,284	(29,094)	(33,692)
Warranty expense	19,634	-	-	-
Change in operating assets and liabilities
(Increase)/decrease in accounts and
other receivable	(1,728,614)	(1,908,183)	(626,240)	(1,442,801)
(Increase)/decrease in inventories	(181,655)	135,690	(54,325)	259,751
Increase/(decrease) in accounts and other
Payable	247,373	(147,976)	126,200	(525,415)
Net cash provided by operating activities	$1,575,727	$315,413	$773,650	$(697,379)
Cash flows from investing activities
Increase in Restricted Cash for future
Investor Relation, Legal Fees, etc.	(1,280,000)		(1,280,000)
Sales/(Purchases) of fixed assets	(162,943)	(151,896)	326,467	217,899
Net cash provided by/(used in) investing
activities	$(1,442,943)	$(151,896)	$(953,533)	$217,899
Cash flows from financing activities
Short term bank borrowings	-	373,170	-	372,632
Short term bank borrowings repayments	-	(261,219)	-	-
Proceeds from Vision re: Debentures	199,202		199,202
Proceeds from Issuance of Series B
Convertible Preferred Stock	5,557,133		5,557,133
Net cash provided by financing activities	$5,756,335	$111,951	$5,756,335	$372,632

Net cash and cash equivalents sourced	5,889,119	275,468	5,576,452	(106,848)
Effect of foreign currency translation on
cash and cash equivalents	229,813	11,056	201,534	44,375
Cash and cash equivalents - beginning of period	1,749,048	1,188,325	2,089,994	1,537,322
Cash and cash equivalents-end of period	$7,867,980	$1,474,849	$7,867,980	$1,474,849

Supplementary cash flow information:
Interest received	$1,600	$4,033	$143	$1,922

Interest paid	3,056	12,121	16	10,870
Tax paid	487,195	285,879	487,195	285,879

See accompanying notes to financial statements and accountant’s report.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)	Organizational History of National Realty and Mortgage Inc.

We were originally incorporated in the State of Nevada on October 18, 1971 under the name of Mister Las Vegas, Inc. On December 15, 1994, we merged with a privately owned company, National Rehab Properties, Inc., a Florida corporation formed on October 1, 1993. The surviving Nevada corporation changed its name to National Rehab Properties, Inc. and became authorized to conduct business in the State of Florida on August 17, 1995. On October 10, 2000, we changed our name to National Residential Properties, Inc. and in November 2005 we changed our name to National Realty and Mortgage, Inc.

From 1993 until 1999, our business concentrated on investing in and revitalizing single family homes in established older residential neighborhoods in urban areas. We bought single unit vacant properties and single family homes constructed on them, or bought abandoned homes which we then renovated and sold. During 1999, while continuing to renovate urban single family homes as one aspect of our business, we entered a second phase of business: the development, construction and ownership of multifamily housing projects. In 2004, we commenced operations as a mortgage lender, which operations have been minimal.

On June 1, 2007, we entered into a securities purchase agreement with Rise Elite International Limited, a British Virgin Islands company (“Rise Elite”), Vision Opportunity Master Fund, a Cayman Islands company, our then-current directors Richard Astrom and Christopher Astrom, and the holders of certain of our outstanding convertible debentures, pursuant to which, for a purchase price of $675,000 in cash, Rise Elite acquired the right to nominate all members of our board, Vision acquired our then outstanding convertible debentures in the amount of $199,202, and the holders of our then outstanding Class A common stock agreed to return it to us for cancellation. Pursuant to this agreement, our former directors and officers resigned from their position and effective June 1, 2007, Mr. Liu Bo has been serving as our Chairman and President and Chief Executive Officer and Mr. David Wang has been serving as our Secretary and Chief Financial Officer, and effective June 18, 2007, Mr. Liang Deli has been serving as our director. Mr. Liu Bo and Mr. Liang Deli hold a 70.39% and a 7.66% ownership interest in Rise Elite, respectively. Messrs. Liu Bo, David Wang and Liang Deli each hold similar management positions at Rise Elite, SWT (defined below) and Sunway (defined below).

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONT’D)

(b)	Organizational History of Rise Elite International Ltd, World Through Ltd, Sunway World Through Technology (Daqing) Co., Ltd and Daqing Sunway Technology Co., Ltd.

Rise Elite was incorporated on August 10, 2006 in the Territory of the British Virgin Islands by the shareholders of Sunway, including, Liu Bo,  Zhao Qichao, Li Jing, Liang Deli, Ma Guohua and Sun Weishan. On August 16, 2006, Rise Elite incorporated World Through Limited, a British Virgin Islands corporation (“WTL”) as its wholly-owned subsidiary. On February 15, 2007, WTL formed Sunway World Through Technology (Daqing) Co., Ltd. (“SWT”) under the laws of the People’s Republic of China (the “PRC”). Prior to the reverse merger, none of Rise Elite, WTL or SWT had any business operations, assets or liabilities, apart from fundraising activities for Sunway (defined below) and serving as Sunway’s holding companies.

Daqing Sunway Technology Co., Ltd. (“Sunway”) was initially formed as a limited liability company in the PRC on July 9, 1997 under the name of Daqing Development Zone Sunway Co., Ltd. by Mr. Liu Bo and Daqing Hi-Tech Industry Develop Zone Hi-Tech Development Company, holding 54% and 46% of the equity interests in Sunway, respectively. Sunway was initially formed to engage in the business of computer software development consulting, data processing, data base services, computer equipment maintenance, production and sale of electronic and communication equipment, sale of medical and household appliances and petroleum chemical technical services. The registered capital of Sunway was RMB 12,000,000. On January 8, 1999, Daqing Hi-Tech Industry Develop Zone Hi-Tech Development Company transferred its 46% interest in Sunway to Mr. Liu Bo and several other individuals pursuant to a share transfer agreement by and among them. On June 22, 2000, Sunway’s registered capital was increased to RMB 27,000,000. On August 30, 2000, Sunway was changed from a limited liability company to a joint-stock company and increased its registered capital to RMB 35,000,000. The following directors and executive officers of the Company, each of whom serves as part of the management of Sunway, hold an aggregate of 78.05% of Sunway’s equity, all of which has been pledged to SWT along with irrevocable proxies.

Set forth below is the percentage of ownership interest in Sunway owned by each of the members of the board of directors and executive officers of the Company as of June 12, 2007:

Name	Position	Ownership Percentage
Liu, Bo	CEO, Director, Chairman of the Board	70.39%

Liang, Deli	Director	7.66%

Wang, David	Secretary and CFO	-

Total		78.05%

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONT’D)

(c)	Reverse-Merger

On June 6, 2007, National Realty and Mortgage Inc. (“NRMI” or the “Company”) underwent a reverse-merger with WTL involving a share exchange transaction with Rise Elite to exchange 210,886 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share, for all of the issued and outstanding stock of WTL, which was held by Rise Elite. As a result of the share exchange transaction, WTL became the wholly-owned subsidiary of the Company, and SWT became the indirectly wholly-owned subsidiary of the Company.

In connection with the share exchange transaction, on June 6, 2007, the Company consummated a private financing transaction, in which the Company issued an aggregate of 165,432 shares of its series B convertible preferred stock, and warrants (including a warrant issued to the placement agent of the private financing transaction) to purchase an aggregate of 19,182,351 shares of its common stock, in exchange for $6,700,000 in gross cash proceeds. The share exchange transaction and the private financing transaction are collectively referred to hereafter as the “reverse merger transaction.”

On July 27, 2007, the Company announced that the holders of a majority of its outstanding voting stock, acting by written consent, voted to approve a change of the Company’s name to SUNWAY GLOBAL INC. As of August 14, 2007, the name change is not yet effective.

The share exchange transaction has been accounted for as a recapitalization of NRMI where the Company (the legal acquirer) is considered the accounting acquiree and WTL (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of WTL.

Accordingly, the accompanying consolidated financial statements are those of the accounting acquirer (WTL). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented. See also Note 12 - Capitalization.

(d)	PRCRestructuring Arrangement

Immediately following the above transactions, SWT executed a series of agreements with Sunway, as a result of which SWT acquired control over Sunway’s business, personnel and finances as if it were a wholly owned subsidiary of SWT (collectively, the "Restructuring Agreements"). The reasons that SWT used the Restructuring Agreements to acquire control of Sunway, instead of using a complete acquisition of Sunway's assets or equity to make Sunway a wholly-owned subsidiary of SWT, are that (i) new PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange, PRC law requires that Sunway be acquired for cash and WTL was not able to raise sufficient financing at a valuation acceptable to it to pay the full appraised value for Sunway’s assets or shares as required under PRC law.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006

(Stated in US Dollars)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONT’D)

Certain of the transactions contemplated by the Restructuring Agreements are in the process of being completed. Specifically, SWT must apply for, and obtain the approval of the trademark office, patent office and copyright office for, the transfer of intellectual property to it from Sunway, and (iv) SWT must obtain a new business license from the PRC State Administration for Industry and Commerce in Daqing, PRC to reflect SWT's status as an operating company. Because the intellectual property transfer involves the approval of PRC governmental entities, it is uncertain when they will be completed; however, the patent and copyright portions of the intellectual property transfer are likely to be concluded within approximately three months, and the trademark portion of the intellectual property transfer is likely to be concluded within one year. SWT currently has a temporary business license, issued by the PRC State Administration for Industry and Commerce in Daqing, to conduct operations in the PRC. If that regulatory agency finds that the Company is not in compliance with relevant PRC regulations, the temporary business license could be cancelled.

The following is a summary of the material terms of each of the Restructuring Agreements. All references to the Restructuring Agreements and other agreements are qualified, in their entirety, by the text of those agreements. The transactions contemplated under the Restructuring Agreements are hereinafter collectively referred to as the PRC restructuring transactions.

(i) Consignment Agreements and Consignment Transfer Agreement

Each of Sunway’s six shareholders, together holding 100% of Sunway’s equity interests (collectively, the “Sunway Shareholders”), entered into a Consignment Agreement with Rise Elite (each a “Consignment Agreement” and collectively, the “Consignment Agreements”). Pursuant to these agreements, each such Sunway Shareholder consigned all its rights and interests as a shareholder of Sunway to SWT, including without limitation, its rights to elect directors and officers, obtain information about Sunway, dispose of the consigned equity interests and other shareholder rights and interests. These agreements will remain effective until SWT or its designees have acquired 100% of the equity interest of Sunway or substantially all assets of Sunway. Prior to the termination of the Consignment Agreements, the Sunway Shareholders are prohibited from disposing, encumbering, consigning or restructuring the consigned interests without the prior written consent of SWT. Pursuant to a Consignment Transfer Agreement dated the same date, Rise Elite transferred all its rights and interests under the Consignment Agreements to WTL.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONT’D)

(ii) Exclusive Purchase Option Agreement

Under the Exclusive Purchase Option Agreement, the Sunway Shareholders granted WTL an exclusive option to purchase all or part of the Shareholders’ equity interest in Sunway and Sunway granted WTL an exclusive option to purchase all Sunway’s assets, when and as permitted under PRC laws and regulations. The agreement provides that, unless otherwise required under PRC laws and regulations, the consideration for the equity transfer or the asset transfer under the agreement will be the lowest price permitted under the PRC laws and regulations.

Prior to the termination of the Exclusive Purchase Option Agreement, without the prior written consent of SWT, Sunway is restricted from, among other things, (i) supplementing or amending its articles of association or rules of the company in any manner, and changing its registered capital or shareholding structure in any manner, (ii) transferring, mortgaging or otherwise disposing of the lawful rights and interests to and in its assets or income, or encumbering its assets and income in any way that would affect SWT’s security interest, (iii) incurring, assuming or guaranteeing any debts except those that are incurred during its normal business operation or agreed to by SWT in advance, (iv) entering into any material contract (exceeding RMB5,000,000 in value), unless it is necessary for the company’s normal business operation; (v) providing any loan or guarantee to any third party; (vi) acquiring or consolidating with any third party, or investing in any third party; (vii) distributing any dividends to the shareholders in any manner, and, at SWT’s request, shall promptly distribute all distributable dividends to the Sunway Shareholders (collectively, the “restrictive provisions”).

These agreements will remain effective until SWT or its designees have acquired 100% of the equity interests of Sunway or substantially all assets of Sunway.

(iii) Intellectual Property Transfer Agreement

Under the Intellectual Property Transfer Agreement, Sunway agreed to transfer to SWT all of its 13 patents, two trademarks, one registered software program and other intellectual property rights, and all rights, titles, related interests thereto, including all technical instructions, drawings, designs, and other documentation (collectively, the “Transferred IP”) for a purchase price of 5,000,000 yuan (or approximately $654,108, which is subject to a purchase price adjustment based on the minimum appraised value on IP rights allowed under PRC laws and regulations for such transfer. This appraisal is expected to be completed in 15 days.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONT’D)

(iv) Intellectual Property Licensing Agreement

Under the Intellectual Property Licensing Agreement, SWT agreed to grant an exclusive license to Sunway, for a term of 5 years, to use the Transferred IP for an annual licensing fee equal to 5% of Sunway’s revenue of that year.

(v) Consigned Management Agreement

Pursuant to this consigned management agreement between SWT, Sunway and the shareholders of Sunway (the "Consigned Management Agreement"), SWT and its shareholders agreed to entrust the business operations of Sunway and its management to SWT until SWT acquires all of the assets or equity of Sunway (as more fully described in the Exclusive Purchase Option Agreement description above). Under the Consigned Management Agreement, SWT will provide financial, technical and human resources management services to Sunway which will enable SWT to control Sunway's operations, assets and cash flow. In turn, it will be entitled to 3% of Sunway’s revenue on a yearly basis.

(vi) Loan Agreement

Under the Loan Agreement, SWT agreed to provide a loan to Sunway in the principal amount of 40,400,000 yuan (or approximately $5,298,152) to Sunway to be used as working capital for its business operations. Repayment should be made in its entirety or in part, at SWT’s option and upon 10 days written notice, either (i) in cash, or (ii) by a transfer of equity interests of Sunway or all its assets (at the minimum price allowed under PRC law with any excess over such price continued to be subject to repayment obligation under the Loan Agreement). The Loan Agreement also provides restrictive provisions substantially similar to those provided under the Exclusive Purchase Option Agreement as described above under “Exclusive Purchase Option Agreement” in this Section.

The source of funds for SWT to make payment under the Intellectual Property Transfer Agreement and to fund the Loan Agreement is the proceeds of the private placement offering.

(vii) Equipment Lease Agreement

Under the Equipment Lease Agreement, SWT agreed to lease all its equipment to be purchased using the proceeds from the private financing to Sunway in exchange for an annual rental fee equal to 28% of its annual revenue.

Sunway, which is the major operating company in PRC, is considered as a VARIABLE INTEREST ENTITY pursuant to FASB Interpretation 46 and is, therefore permitted to have its financial statements to be included in the Company’s consolidated financial statements notwithstanding of the above contractual arrangement.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONT’D)

(e)	Business Activities

As a result of the consummation of the reverse merger and the PRC restructuring arrangement, the Company now engages in the business of designing, manufacturing and selling logistic transport systems and medicine dispensing systems and equipment. The principal product is a pneumatic tube logistic transport system used in hospitals and other medical facilities. The Company recently developed an automatic medicine dispensing and packing system, which was introduced to the market in the second quarter of 2007 for use in hospitals and medical facilities.
.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(c)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(d)	Intangibles

Intangibles are stated at cost less accumulated amortisation. Amortisation is provided over the respective useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Land use rights	45 years

(e)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Office equipment and motor vehicles	10 years
Machinery and equipment	6 years
Molds, Dies, & Castings	6 years
Software systems	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006

(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(f)	Accounting for Software Systems

The Company adopts FASB No. 86 for accounting of software systems, in that all expenditures incurred from start-up to completion of feasibility are expensed; development costs, after the feasibility study through system completion, are capitalized, and are depreciated over a useful life of three years. Expenditures incurred after completion are expensed as repairs and maintenance.

(g)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting periods, there was no impairment loss.

(h)	Inventories

Inventories consisting of raw materials, and finished goods are stated at the lower of cost or market value. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

(i)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Allowance for doubtful debt included in general and administrative expenses were nil and nil for the six months ended June 30, 2007 and 2006, respectively.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(j)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

	6/30/2007	12/31/2006
Bank of Communications, Branch of Daqing
City Economic Zone	3,262,269	1,630,320
Daqing City Commercial Bank	103,748	100,573

(k)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	6/30/2007	12/31/2006	6/30/2006
Twelve months ended RMB : US$ exchange rate	-	7.81750	-
Six months ended RMB : US$ exchange rate	7.6248	-	8.0065
Average six months ended RMB : US$ exchange rate	7.7300	-	8.0392
Average three months end RMB : US$ exchange rate	7.6891	-	8.0229

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(l)	Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred or services have been rendered; and

•	The seller’s price to the buyer is fixed or determinable.

Contract revenues are recognized when the manufacturing and installation of the medical equipments is completed. Generally, the company receives total contract sum from clients in 3 installments. Deposit of 30% is received from client when the contract is signed. Second payment of 30% is received when the project commenced. The final sum of the remaining portion is received after the installation is completed within 4 months.

(m)	Operating lease rental

Operating lease rental payment which is the temporary rental for the office of representatives in Hangzhou, included in general and administrative expenses were $10,294 and nil for the six months ended June 30, 2007 and 2006, respectively.

(n)	Advertising

The Company expensed all advertising costs as incurred. Advertising expenses included in selling expenses were $26,805 and $82,398 for the six months ended June 30, 2007 and 2006, respectively.

(o)	Shipping and handling

All shipping and handling are expensed as incurred. Shipping and handling expenses included in selling expenses were $15,090 and $11,893 for the six months ended June 30, 2007 and 2006, respectively.

(p)	Research and development

All research and development costs are expensed as incurred. Research and development costs included in general and administrative expenses were $83,536 and $116,000 for the six months ended June 30, 2007 and 2006.

(q)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statement of income as incurred. The retirement benefit expenses included in general and administrative expenses were $27,297 and $5,433 for the six months ended June 30, 2007 and 2006, respectively.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(r)	Income taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is a high technology company, and in accordance with the relevant regulations regarding the favorable tax treatment for high technology companies, the Company is entitled to a reduced tax rate of 15% as long as the company located and registered in the high and advance technology development zone.

(s)	Statutory reserves

Statutory reserves refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(t)	Comprehensive income

Comprehensive income is defined as including all changes to equity, except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that is required to be recognized under current accounting standards, as components of comprehensive income, are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment and the unrealised gain on investment held for resale.

(u)	Warranty Policy

The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and reflects management’s best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available. Future events and circumstances could materially change our estimates and require adjustments to the warranty obligation. New product launches require a greater use of judgment in developing estimates until historical experience becomes available.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(v)	Recent accounting pronouncements

In May 2006, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement.  When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.  The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2006.

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

The Company’s management does not anticipate that the adoption of these standards will have a material impact on these consolidated financial statements.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

3. SHORT-TERM INVESTMENTS

On October 22, 2006, the Company invested in Bank of Communication Growth Fund (PRC) at a cost of $1,279,181 (RMB 10,000,000). The market value of this investment increased to $1,991,396 (RMB 15,184,000) as of June 30, 2007.

The appreciation in value of $712,215 (RMB 5,184,000) was recorded as “Unrealized Investment Gain” and included in the Stockholders’ Equity.

4. ACCOUNTS RECEIVABLE

	6/30/2007	12/31/2006
Total Accounts Receivable	$2,228,281	$1,475,340
Less: Allowance for Bad Debts	(7,563)	(7,377)
	$2,220,718	$1,467,963

All of the above accounts receivable are due within one year of aging.

An analysis of the allowance for doubtful accounts for the six months ended June 30, 2007 and the year ended December 31, 2006 is as follows:

	6/30/2007	12/31/2006
Balance at beginning of year	$7,377	$4,284
Addition of bad debt expense	186	3,093
Balance at end of year	$7,563	$7,377

5. TRAVEL ADVANCES TO DIRECTORS

Travel advances were made to Directors to enable their execution of operational duties in marketing and sales promotion. The following table provides an analysis of the outstanding accounts.

	6/30/2007	12/31/2006
Bo Liu	$4,071	$2,794
Weishan Sun	10,656	3,008
Qichao Zhao	671	655
Deli Liang	20,878	-
	$36,276	$6,457

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

6. INVENTORIES

	6/30/2007	12/31/2006
Finished goods	$368,328	$200,852
Raw materials	190,035	175,856
	$558,363	$376,708

7. PROPERTY, PLANT AND EQUIPMENT, NET

	6/30/2007	12/31/2006
At cost:
Building	$1,301,121	$1,269,048
Machinery and equipment	928,953	902,789
Molds, Dies, & Castings	2,747,613	2,679,885
Computer software	1,442,661	1,407,099
Office equipment and motor vehicles	57,445	56,029
	$6,477,793	$6,314,850

Less: accumulated depreciation	(2,058,386)	(1,599,700)
	$4,419,407	$4,715,150

Depreciation expense included in the cost of sales for the six months ended 2007 was $145,200 (2006: $38,175), and included in the general and administrative expenses for the six month ended 2007 was $82,362 (2006: $106,537).

8. INTANGIBLES

	6/30/2007	12/31/2006
Land use rights, at cost	$1,217,435	$1,187,425
Less: accumulated amortization	(43,172)	(29,475)
	$1,174,263	$1,157,950

Patent of the Pneumatic Tube System has been registered with the PRC government under Serial No. 264-2004 2005 with a registration fee of $347 (RMB 2,800) which was expensed in 2003. This amount was immaterial for capitalization.

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

8. INTANGIBLES (CONT’D)

The company acquired the rights to use a parcel of land totaling 26,522 square meters, for a consideration of US$1,149,788 (RMB 9,282,700), located at Daqing Hi-Tech Industry Development Zone, Daqing, Heilongjiang in the People’s Republic of China, 163316 for a term of 46 years from September 16, 2005 to June 13, 2052. The land has been used to build the Company’s facility.

Amortization expense included in the general and administrative expenses for the six months ended 2007 and 2006 was $12,775 and $12,284, respectively.

9. SHORT TERM BANK LOANS

The Company was granted a loan of $383,754 (RMB 3,000,000) on April 28, 2006 for a term from April 28, 2006 to November 30, 2007 at an interest rate of 5.76% per annum to be secured by a mortgage of the Company’s real property being the office facility as registered under property permit reference number NA216750.

The loan agreement stipulated a repayment of $191,877 (RMB 1,500,000) on December 21, 2006; therefore, the loan balance outstanding at June 30, 2007 amounted to $196,726 (RMB 1,500,000). There is an increase of $4,849 of loan amount due to foreign currency translation.

10. WARRANTY LIABILITIES

An analysis of the warranty liabilities for the six months ended June 30, 2007 and the year ended December 31, 2006 is as follows:

	6/30/2007	12/31/2006
Balance at beginning of period	$22,811	$-
Addition of warranty liabilities	33,523	22,811
Warranty expense for the period	(13,889)	-
Balance at end of period	$42,445	$22,811

11. TAXES PAYABLE

	6/30/2007	12/31/2006
Sales tax	$198,009	$103,632
City development tax	13,861	7,254
Income tax	266,595	249,844
	$478,465	$360,730

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

12. CAPITALIZATION

As a result of the reverse-merger on June 6, 2007 involving an exchange of shares and issuance of shares to investors and other parties involved in the deal, total capitalization of the Company by common stock and Preferred A & B stock with related additional paid-in capital at June 30, 2007 and December 31, 2006 are depicted in the following table:

Name of shareholder	Number of shares	Stock Capital	Additional Paid-In Capital
Preferred A Stock
Issued to Rise Elite upon share exchange	210,886	$211	(211)
Issued to Kuhns Brothers and Designees	17,645	18	(18)
	228,531	229	$(229)
Preferred B Stock
Issued to Private Investors	165,432	$165	$6,699,835
Less: Cost of Issue			(1,142,867)
	165,432	165	5,556,968
Common Stock
Issued to Vision re: debenture	12,734,689	$12,735	$186,467
Issued to original shareholders before reverse-merger	6,472,766	6,473	-
Conversion of Sunway Original Capital before Revere Merger to Additional Paid in Capital			4,223,635
	19,207,455	19,208	4,410,102

The Series A and Series B convertible preferred stock and the warrants as described below are assumed to be non-convertible or exercisable within 60 days of the issuance of such preferred stock and warrants.

Pursuant to Series B Convertible Preferred Stock Purchase Agreement on June 5, 2007, the Company agreed to issue warrants to each Series B preferred stock investor to purchase shares of common stock.

Series of Warrant	Number of shares	Exercise Price	Expiry Date
Series A	4,962,963	$1.76	6 /5 /2012
Series B	2,481,481	2.30	6 /5 /2012
Series J	4,496,644	1.49	6 /5 /2008
Series C	4,496,644	1.94	6 /5 /2012
Series D	2,248,322	2.53	6 /5 /2012
Series E	496,296	1.62	6 /5 /2012

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

13. INCOME TAXES

The following table accounts for the differences between the actual tax provision (15%) and the amounts obtained by applying the relevant applicable corporation income tax rate (33%) to income before tax for the six months ended June 30: -

	2007	2006
Income before tax	$3,230,208	$2,299,069

Tax at the domestic income tax rate	$1,065,969	$758,693
Effect of tax exemption granted	(568,478)	(402,077)
Current income tax expense	$497,491	$356,616

14. STATUTORY RESERVE COMMITMENTS

Certain provisions under existing PRC laws require enterprises operating in China to reserve up to 50% of its capital for future reinvestment and development. The PRC government retains exclusive right to enforce compliance with these provisions, and these provisions may change at any time. Accordingly, with these provisions, the Company has appropriated reserves from capital. In addition, the Company had the following unfunded commitments as at June 30: -

	6/30/2007	12/31/2006
Common Stock Capital of Daqing Sunway Technology Co., Ltd before reverse-merger	$4,223,635	$4,223,635
- 50% ceiling limit	2,111,818	2,111,818
Less: Reserves provided	(1,124,073)	(1,124,073)
	$987,745	$987,745

NATIONAL REALTY AND MORTGAGE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE SIX-MONTHS ENDED JUNE 30, 2007
AND THE YEAR ENDED DECEMBER 31, 2006
(Stated in US Dollars)

15. BUSINESS AND GEOGRAPHICAL SEGMENTS

The Company has contracted with customers usually in two business segments altogether, one is workstation type A and another one is workstation type B. Two types of workstation are of same function but with different product design.

	Workstation	Workstation
	Type A	Type B	Total
2007
Turnover	$2,304,074	$3,355,137	$5,659,211

Cost of sales	(691,976)	(1,007,639)	(1,699,615)

Segment result	$1,612,098	$2,347,498	$3,959,596

	Workstation	Workstation
	Type A	Type B	Total
2006
Turnover	$4,183,231	$-	$4,183,231

Cost of sales	(1,120,277)	-	(1,120,277)
Segment result	$3,062,954	$-	$3,062,954

The company’s operations are located in the PRC. All sales revenue is derived from customers in the PRC. All of the company’s assets are located in the PRC. Accordingly, no analysis of the Group's sales and assets by geographical market is presented.

Board of Directors and Stockholders
Daqing Sunway Technology Co., Limited

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheets of Daqing Sunway Technology Co., Limited as of December 31, 2006 and 2005, and the related statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Daqing Sunway Technology Co., Limited as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco, California	Samuel H. Wong & Co., LLP
January 29, 2007	Certified Public Accountants

DAQING SUNWAY TECHNOLOGY CO., LIMITED

BALANCE SHEETS
AT DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Notes	2006	2005
ASSETS
Current assets
Cash and cash equivalents		$1,749,048	$1,188,325
Short term investments	3	1,702,718	-
Accounts receivable	4	1,467,963	852,601
Travel advances to director	5	6,457	-
Advances to employee		54,992	-
Inventories	6	376,708	567,804
Advances to suppliers		294,535	255,713
Tender deposits		42,924	77,149
Prepaid expenses		334,658	256,320

Total current assets		$6,030,003	$3,197,912
Property, plant and equipment, net	7	4,715,150	3,194,418
Intangibles	8	1,157,950	1,145,711

TOTAL ASSETS		$11,903,103	$7,538,041

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short term bank loan	9	$191,877	$-
Accounts payable		57,289	338,525
Expected warranty expenses		22,811	-
Taxes payable	10	360,730	146,819
Government loans	11	-	260,113
Customers’ deposits		67,157	392,278
Accrued liabilities		167,646	108,495

Total current liabilities		$867,510	$1,246,230

TOTAL LIABILITIES		$867,510	$1,246,230

See accompanying notes to financial statements

DAQING SUNWAY TECHNOLOGY CO., LIMITED

BALANCE SHEETS (Continued)
AT DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Notes	2006	2005
STOCKHOLDERS’ EQUITY
Common stock	12	$4,223,635	$4,223,635
Statutory reserves	15	1,124,073	451,906
Retained earnings		4,844,680	1,487,294
Accumulated other comprehensive income		843,205	128,976
		$11,035,593	$6,291,811
TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY		$11,903,10 3	$7,538,041

See accompanying notes to financial statements

DAQING SUNWAY TECHNOLOGY CO., LIMITED

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Note	2006	2005
Sales (net of discounts and returns and allowances)		$8,914,139	$5,047,365
Cost of sales		(2,386,996)	(1,290,686)
Gross profit		6,527,143	3,756,679

Selling expenses		(238,212)	(69,767)
General and administrative expenses		(1,405,232)	(910,585)
Income from continuing operations		$4,883,699	2,776,327

Interest (expenses)/income, net		(5,175)	11,272
Other income	13	14,676	1,420
Other expenses		(72,862)	-
Income before taxation		$4,820,338	$2,789,019

Income tax	14	(790,785)	(436,023)
Net income		$4,029,553	$2,352,996

See accompanying notes to financial statements

DAQING SUNWAY TECHNOLOGY CO., LIMITED

STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	Common stock	Statutory reserves	Retained earnings	Accumulated other comprehensive income	Total
Balance, January 1, 2005	$4,223,635	$81,287	$356,404	$227	$4,661,553
Net income			2,352,996		2,352,996
Appropriations to statutory
Reserves		370,619	(370,619)
Dividends			(851,487)		(851,487)
Unrealized Gain/(Loss) on Investment
Foreign currency translation
Adjustment				128,749	128,749
Balance, December 31, 2005	$4,223,635	$451,906	$1,487,294	$128,976	$6,291,811

Balance, January 1, 2006	$4,223,635	$451,906	$1,487,294	$128,976	$6,291,811
Net income			4,029,553		4,029,553
Appropriations to statutory
reserves		672,167	(672,167)	-	-
Dividends
Unrealized Gain/(Loss) on Investment				423,537	423,537
Foreign currency translation
adjustment				290,692	290,692
Balance, December 31, 2006	$4,223,635	$1,124,073	$4,844,680	$843,205	$11,035,593

See accompanying notes to financial statements

DAQING SUNWAY TECHNOLOGY CO., LIMITED

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

	2006	2005
Cash flows from operating activities
Net income	$4,029,553	$2,352,996
Depreciation	874,376	408,161
Amortization	24,745	12,973
Provision for bad debts	2,891	2,037
Profit on sales of fixed assets	(14,676)	-
Loss on disposal of fixed assets	72,862	-
Change in operating assets and liabilities
Accounts receivable	(578,245)	(425,370)
Inventories	205,365	336,080
Prepaid expenses and other current assets	(122,522)	481,258
Accounts payable	(263,486)	(314,407)
Tax payables	204,798	28,826
Accruals and other liabilities	(276,547)	243,867
Net cash provided by operating activities	$4,159,114	$3,126,421

Cash flows from investing activities
Sales of fixed assets	48,359	-
Purchases of intangible assets	-	(1,149,788)
Payment of short term investments	(1,252,836)	-
Purchase of fixed assets	(2,370,641)	(1,306,710)
Net cash used in investing activities	$(3,575,118)	$(2,456,498)

Cash flows from financing activities
Short term bank borrowings	375,851	-
Repayment of loan & short term bank borrowings	(451,021)
Dividend paid	-	(851,487)
Net cash used in financing activities	$(75,170)	$(851,487)

Net in cash and cash equivalents sourced/(used)	508,826	(181,564)
Effect of foreign currency translation on cash and
cash equivalents	51,897	76,169
Cash and cash equivalents - beginning of year	1,188,325	1,293,720
Cash and cash equivalents - end of year	$1,749,048	$1,188,325
Supplementary cash flow information:
Interest received	$24,092	$11,272
Interest paid	28,863	-

See accompanying notes to financial statements

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Daqing Sunway Technology Co., Ltd (the Company) was established in the People’s Republic of China (the PRC) as a limited company on June 30, 2000 with a registered capital of RMB 35,000,000. The Company operates in its self-owned two-story building facility with an area of 26,522 square meters, located at Daqing Hi-Tech Industry Development Zone Daqing, Heilongjiang in the People’s Republic of China, Postal Code 163316.

The Company is principally engaging in the manufacturing of the medical equipments - pneumatic tube system for hospital use. The Company is also developing a new product; namely, the Medicine Dispensation and Packing System, and it will be soon released to the market. The Company serves hospitals locally and nationally, covering all provinces and cities within the PRC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(c)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(d)	Intangibles

Intangibles are stated at cost less accumulated amortisation. Amortisation is provided over the respective useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Land use rights	45 years

(e)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery and equipment	6 years
Software systems	3 years
Molds, Dies, & Castings	6 years
Office equipment and motor vehicles	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(f)	Accounting for Software Systems

The Company adopts FASB No. 86 for accounting of software systems, in that all expenditures incurred from start-up to completion of feasibility are expensed; development costs, after the feasibility study through system completion, are capitalized, and are depreciated over a useful life of three years. Expenditures incurred after completion are expensed as repairs and maintenance.

(g)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting years, there was no impairment loss.

(h)	Inventories

Inventories consisting of raw materials, and finished goods are stated at the lower of cost or market value. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

(i)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

General provision for doubtful debt included in general and administrative expenses were $2,891 and $2,037 for the years ended December 31, 2006 and 2005, respectively.

(j)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

	2006	2005
Bank of Communications, Branch of Daqing
City Economic Zone	$1,630,320	$1,182,335
Daqing City Commercial Bank	$100,573	-

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(k)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	2006	2005
Year end RMB : US$ exchange rate	7.81750	8.07340
Average yearly RMB : US$ exchange rate	7.98189	8.20329

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(l)	Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred or services have been rendered, and;

•	The seller’s price to the buyer is fixed or determinable.

Contract revenues are recognized when the manufacturing and installation of the medical equipments is completed. Generally, the company receives total contract sum from clients in 3 installments. Deposit of 30% is received from client when the contract is signed. Second payment of 30% is received when the project commenced. The final sum of the remaining portion is received after the construction is completed within 4 months.

(m)	Operating lease rental

Operating lease rental payment which is the temporary rental for the office of representatives in Hangzhou, included in general and administrative expenses were $0.00 and $23,088 for the years ended December 31, 2006 and 2005, respectively.

(n)	Advertising

The Company expensed all advertising costs as incurred. Advertising expenses included in selling expenses were $212,504 and $21,156 for the years ended December 31, 2006 and 2005, respectively.

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(o)	Shipping and handling

All shipping and handling are expensed as incurred. Shipping and handling expenses included in selling expenses were $25,148 and $45,914 for the years ended December 31, 2006 and 2005, respectively.

(p)	Research and development

All research and development costs are expensed as incurred. Research and development costs included in general and administrative expenses were $289,838 and $172,799 for the years ended December 31, 2006 and 2005.

(q)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statement of income as incurred. The retirement benefit expenses included in general and administrative expenses were $19,522 and $10,649 for the years ended December 31, 2006 and 2005, respectively.

(r)	Income taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is a high technology company, and in accordance with the relevant regulations regarding the favorable tax treatment for high technology companies, the Company is entitled to a reduced tax rate of 15% as long as the company located and registered in the high and advance technology development zone.

(s)	Statutory reserves

Statutory reserves refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(t)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment and the unrealised gain on investment held for resale.

(u)	Recent accounting pronouncements

In May 2006, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement.  When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.  The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2006.

The Company does not anticipate that the adoption of this standard will have a material impact on these financial statements.

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

3.	SHORT-TERM INVESTMENTS

On October 22, 2006, the Company invested in Bank of Communication Growth Fund (PRC) at a cost of $1,279,181 (RMB 10,000,000). The market value of this investment increased to $1,702,718 (RMB 13,311,000) as of December 31, 2006.

The appreciation in value of $423,537 (RMB 3,311,000) was recorded as “Unrealized Investment Gain” and included in the Stockholders’ Equity.

4.	ACCOUNTS RECEIVABLE

	2006	2005

Total Accounts Receivable	$1,475,340	$856,885
Less : Allowance for Bad Debts	7,377	4,284
	$1,467,963	$852,601

All of the above accounts receivable are due within one year of aging.

5.	TRAVEL ADVANCES TO DIRECTORS

Travel advances were made to Directors to enable their execution of operational duties such as marketing and sales promotion. The following table provides an analysis of the outstanding accounts.

	2006	2005

Bo Liu	$2,794	$-
Qichai Zhao	655	-
Weishan Sun	3,008	-
	$6,457	$-

6.	INVENTORIES

	2006	2005

Finished goods	$200,852	$57,046
Raw materials	175,856	510,758
	$376,708	$567,804

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

7.	PROPERTY, PLANT AND EQUIPMENT, NET

	2006	2005
At cost
Building	$1,269,048	$1,138,317
Machinery and equipment	902,789	703,938
Molds, Dies, & Castings	2,679,885	829,886
Computer software	1,407,099	1,362,499
Office equipment and motor vehicles	56,029	165,453
	$6,314,850	$4,200,093

Less : accumulated depreciation	(1,599,700)	(1,005,675)
	$4,715,150	$3,194,418

Depreciation expense included in the cost of sales for the year ended 2006 was $233,573 (2005: $18,074), and included in the general and administrative expenses for the year ended 2006 was $640,803 (2005: $271,839).

8.	INTANGIBLES

	2006	2005

Land use rights	$1,157,950	$1,145,711

Patent of the Pneumatic Tube System has been registered with the PRC government under Serial No. 264-2004 2005 with a registration fee of $347 (RMB 2,800) which was expensed in 2003. This amount was immaterial for capitalization.

The company acquired the rights to use a parcel of land totaling 26,522 square meters, for a consideration of US$1,149,788 (RMB 9,282,700), located at Daqing Hi-Tech Industry Development Zone, Daqing, Heilongjiang in the People’s Republic of China 163316 for a term of 46 years from September 16, 2005 to June 13, 2052. The land has been used to build the Company’s facility.

Amortization expense included in the general and administrative expenses for the years ended 2006 and 2005 was $24,745 and $12,973 respectively.

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

9.	SHORT TERM BANK LOANS

The Company was granted a loan of $383,754 (RMB 3,000,000) on April 28, 2006 for a term from April 28, 2006 to November 30, 2007 at an interest rate of 5.76% per annum to be secured by a mortgage of the Company’s real property being the office facility as registered under property permit reference number NA216750.

The loan agreement stipulated a repayment of $191,877 (RMB 1,500,000) on December 21, 2006; therefore, the loan balance outstanding at December 31, 2006 amounted to $191,877 (RMB 1,500,000).

10.	TAXES PAYABLE

	2006	2005

Sales tax	$103,632	$53,932
City development tax	7,254	3,775
Personal income tax	-	848
Income tax	249,844	88,264
	$360,730	$146,819

11.	GOVERNMENT LOANS

	2006	2005

Government loans	$-	$260,113

Government loans are granted from government authorities for general business purposes to the company involving in high and advance technology development. Once the loans are approved and granted, they are interest free. The loans are being fully repaid in 2006.

12.	COMMON STOCK

The Company has a registered capital of $4,223,635 (RMB 35,000,000).

As of December 31, 2006 and 2005, capital contributions paid-up amounted to $4,223,635.

The Company had eight shareholders in 2005 and six shareholders in 2006 amongst whom Mr. Bo Liu was the majority shareholder, holding 66% and 70.39%, respectively, after the shareholders entered into an equity transfer agreement in October 2006.

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

13.	OTHER INCOME

	2006	2005

Sundry income	$-	$1,055
Rental income	-	365
Profit on sales of fixed assets	14,676	-
	$14,676	$1,420

14.	INCOME TAXES

The following table accounts for the differences between the actual tax provision (15%) and the amounts obtained by applying the relevant applicable corporation income tax rate (33%) to income before tax for the year ended December 31, 2006: -

	2006	2005

Income before tax	$4,820,338	$2,789,019

Tax at the domestic income tax rate	$1,590,712	$920,376
Effect of tax exemption granted	(799,927)	(484,353)

Current income tax expense	$790,785	$436,023

15.	STATUTORY RESERVE COMMITMENTS

In light of PRC laws to appropriate to the reserve up to 50% of the enterprise’s capital, the Company had future unfunded commitments, as determined below: -

	2006	2005
Common Stock Capital $4,223,635
- 50% ceiling limit	$2,111,818	$2,111,818
Less : Reserve provided	1,124,073	451,906
	987,745	1,659,912

DAQING SUNWAY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Stated in US Dollars)

16.	BUSINESS AND GEOGRAPHICAL SEGMENTS

The Company has contracted with customers usually in two business segments altogether, one is workstation type A and another one is workstation type B. Two types of workstation are of same function but with different product design.

	Workstation	Workstation
	Type A	Type B	Consolidated
2006
Turnover	$6,149,169	$2,764,970	$8,914,139

Cost of sales	(1,666,407)	(720,589)	(2,386,996)

Segment result	$4,482,762	$2,044,381	$6,527,143

2005	Workstation	Workstation
	Type A	Type B	Consolidated

Turnover	$2,233,860	$2,813,505	$5,047,365

Cost of sales	(532,728)	(677,995)	(1,210,723)

Segment result	$1,701,132	$2,135,510	$3,836,642

The company’s operations are located in the PRC. All revenue is from customers in the PRC. All of the company’s assets are located in the PRC. Sales of workstations are carried out in the PRC. Accordingly, no analysis of the Group's sales and assets by geographical market is presented.

Part II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

Nevada law allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding to which he becomes a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In addition, Nevada law provides that  to the extent that any of our director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing referenced action, suit or proceeding, or in defense of any claim, issue or matter therein, we shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation requires that we indemnify and hold harmless our current and former director and officers to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection with any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative, or investigative; provided, however, that such current or former director or officer either is not liable pursuant to Section 78.138 of the NRS or acted in good faith and in a manner such current or former director or officer reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful.

Our Bylaws further provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is the legal representative is or was our director or officer or is or was serving at the request of us or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

Item	Amount
SEC filing fee	$3.05
Legal expenses	50,000
Accounting expenses*	10,000
Printing*	3,000
Miscellaneous*	2,000
Total*	$65,003.05

* Estimated.

Item 26. Recent Sales of Unregistered Securities

The following summarizes the securities that we sold within the past three years without registering the securities under the Securities Act:

On November 15, 2005, we issued to Christopher Astrom 200 million shares of newly authorized Class A common stock, par value $.001 per share. At the time of the issuance, each share of Class A Common Stock was convertible at the option of the holder into 20 shares of our common stock. The purpose of the issuance was to remunerate Mr. Astrom for the 1 million shares of Class A common stock the Company intended to issue him when the Company's stock was more valuable and to compensate Mr. Astrom for services rendered to the Company as chief financial officer for the past three fiscal years. These 200 million shares of Class A common stock were subsequently reversed to 666,667 shares as a result of the 1:300 stock split. As part of the Shell Purchase Agreement, all Class A common stock held by Mr. Astrom were returned to the Company for cancellation.

On June 6, 2007, we issued 210,886 shares of Series A Preferred to Rise Elite pursuant to the Share Exchange in exchange for all outstanding ownership interest in SWT held by Rise Elite.

On June 6, 2007, we issued to Kuhns Brothers, Inc. and its designees an aggregate of 17,646 shares of Series A Preferred and a Series J warrant to purchase an aggregate of 496,296 shares of common stock of the Company at $1.62 per share in connection with the reverse merger transaction pursuant to the placemen agent agreement with the Kuhns Brothers, Inc. 7,990 shares out of the 17,646 share of Series A Preferred were assigned by Kuhns Brothers to Vision as an incentive for being the lead investor in the private financing.

On June 6, 2007, pursuant to the Preferred B Agreement, for a cash payment of $6,700,000 in gross proceeds, the Company issued to Vision and Columbia (i) an aggregate of 165,432 shares of our Series B Preferred and (ii) five series of warrants, Series A, B, J, C and D, to purchase an aggregate of 4,962,971, 2,481,481, 4,496,644, 4,962,963 and 2,248,322 shares of our common stock, respectively. Each of the Series A, B, C and D warrants will expire on June 5, 2012. The Series J warrants will expire on June 5, 2008. The Series C and D warrants are exercisable only upon the exercise of the Series J warrants. The warrant exercise prices are: $1.76 (Series A), $2.30 (Series B), $1.49 (Series J), $1.94 (Series C) and $2.53 (Series D).

On June 6, 2007, we issued 12,734,696 shares of our common stock to Vision for the conversion of the debentures in the outstanding principal amount of $199,202 that Vision purchased pursuant to the Shell Purchase Agreement.

Item 27. Exhibits

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation, as amended and corrected.*

3.2	Bylaws.**

3.3	Specimen of Common Stock certificate.*

3.4	Certificate of Designations authorizing the Series A Convertible Preferred Stock, as amended and corrected.*

3.5	Certificate of Designations authorizing the Series B Convertible Preferred Stock, as amended and corrected.*

4.1	Series B Stock Purchase Agreement, dated as of June 5, 2007, by and among the Company, Vision Opportunity Master Fund, Ltd. and each of the other investors party thereto.*

4.2	Registration Rights Agreement, dated as of June 5, 2007, by and between the Company and Vision Opportunity Master Fund, Ltd.*

4.3	Lock-Up Agreement, dated as of June 5, 2007, by and among the Company and Rise Elite.*

4.4	Form of Series A Warrant*

4.5	Form of Series B Warrant*

4.6	Form of Series C Warrant*

4.7	Form of Series D Warrant*

4.8	Form of Series J Warrant*

4.9	Form of Series E Warrant issued to Kuhns Brothers*

5.1	Opinion of Sichenzia Ross Friedman Ference LLP****

10.1	Share Exchange Agreement, dated as of June 5, 2007, by and between the Company, Rise Elite and World Through Limited.*

10.2
Securities Purchase Agreement, dated as of June 5, 2007, by and between the Company, Rise Elite, Vision Opportunity Master Fund, Richard Astrom, Christopher Astrom, and certain other parties signatory thereto.

10.3	Form of Escrow Agreement, dated June 5, 2007, by and between the Company, Rise Elite, Vision and Loeb and Loeb LLP.***

10.4	Engagement Letter Agreement, dated September 1, 2006, by and between Sunway and Kuhns Brothers, Inc.*

10.5	Form of Securities Escrow Agreement, dated June 5, 2007, by and between the Company, Vision Opportunity Master Fund, Ltd., Rise Elite and Loeb and Loeb LLP.*

10.6	Form of Consignment Agreement, dated as of June 5, 2007, between Rise Elite and the Shareholders of Sunway.***

10.7	Form of Consignment Transfer Agreement, dated as of June 5, 2007, between Rise Elite and WTL.***

10.8	Exclusive Purchase Option Agreement, dated as of June 5, 2007, between shareholders of Sunway and WTL.***

10.9	Intellectual Property Transfer Agreement, dated as of June 5, 2007, between Sunway and SWT.***

10.10	Intellectual Property Licensing Agreement, dated as of June 5, 2007, between Sunway and SWT.***

10.11	Consigned Management Agreement, dated as of June 5, 2007, between SWT, Sunway, and the shareholders of Sunway.***

10.12	Loan Agreement, dated as of June 5, 2007, between Sunway and SWT.***

10.13	Equipment Lease Agreement, dated as of June 5, 2007, between Sunway and SWT.***

10.14	Amendment to Registration Rights Agreement dated July 24, 2007 by and between the Company, Vision Opportunity Master Fund, Ltd., and Columbia China Capital Group, Inc.

21.1	List of Subsidiaries*

23.1	Consent of Samuel H. Wong & Co., L.L.P.

* Incorporated by reference to the exhibit of the same number to our report on form 8-K filed with the SEC on June 12, 2007.

** Incorporated by reference to the exhibit of the same number to our report on form 8-K/A filed with the SEC on June 20, 2007.

*** Incorporated by reference to the exhibit of the same number to our report on form 8-K/A filed with the SEC on June 27, 2007.

**** To be filed by Amendment

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guangzhou in the People’s Republic of China on this 22nd day of August, 2007.

NATIONAL REALTY AND MORTGAGE, INC.

By:	/s/ Liu Bo
Liu Bo President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Liu Bo or David Xu Guo Wang Robert Benou or Marc Benou his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Liu Bo
Liu Bo	Chief Executive Officer and Director (Principal Executive Officer)	August 22, 2007

/s/ David Wang
David Wang	Chief Financial Officer (Principal Financial and Accounting Officer)	August 22, 2007

/s/ Liang Deli
Liang Deli	Director	August 22, 2007